As filed with the Securities and Exchange Commission on June 8, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athene Annuity and Life Company

(Exact Name of Registrant as Specified in its Charter)

Iowa	6311	42-0175020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

(888) 266-8489

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Blaine Doerrfeld

Athene Annuity and Life Company

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

(888) 266-8489

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stephen E. Roth, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W.

Washington, DC

20001-3980

Approximate date of commencement of proposed sale to the public: Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Interests in Single Purchase Payment Index-Linked Deferred Annuity Contract	N/A	N/A	$1,000,000.00*	$124.50

*	The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable because the securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Athene® Amplify

Single Purchase Payment Index-Linked

Deferred Annuity Contract

Issued by:

Athene Annuity and Life Company

7700 Mills Civic Parkway

West Des Moines, IA 50266-3862

Tel. (888) 266-8489

Date: <Insert Filing Date>

This prospectus describes the Athene® Amplify Single Purchase Payment Index-Linked Deferred Annuity Contract (the Contract) issued by Athene Annuity and Life Company (the Company, we or us) that is designed for retirement or other long-term investment purposes.

The Contract offers index-linked investment options (Index-Linked Segment Options) that provide returns (Interest Credits) based on the performance of a broad-based index or indices (the Reference Index). Interest Credits are paid by the Company and are subject to its claims paying ability. We calculate Interest Credits based on the changes in the value of the Reference Index of the Segment Option. Currently the Segment Options calculate Interest Credits based on the S&P 500® Price Return Index (S&P 500 Index), the Russell 2000® Price Return Index (Russell 2000 Index), the MSCI EAFE Price Return Index (MSCI EAFE Index) or a weighted combination of the return on the three indices (the Performance Blend Segment Option) that is available in a Buffer Segment Option with a 6-year Segment Term. Additionally, the Contract offers Fixed Segment Options that determine Interest Credits at a guaranteed interest rate.

Index-Linked Segment Options offer different levels of protection. Floor Segment Options include a Floor, which establishes the maximum amount of negative Interest Credits that may be applied to the Segment Option. Buffer Segment Options include a Buffer, which establishes the maximum amount of negative Index performance that we will absorb before applying negative Interest Credits to the Segment Option. Index-Linked Segment Options will also have a Cap Rate, which establishes the maximum positive Index performance that may be applied to the Segment Option, and a Participation Rate multiplied by positive Index performance after the application of the Cap to determine the amount of Interest Credits applied to the Segment Option. The Performance Blend Segment Option will also include Index Allocation Percentages to determine the Aggregate Index Change.

Amounts allocated to any Index-Linked Segment Option will fluctuate in value based on the performance of the Reference Index, and you may lose money. Depending on the performance of the Reference Index and the Segment Option you select, such losses may be significant. In addition, Withdrawals from the Contract may be subject to a Withdrawal Charge, Equity Adjustment, and Interest Adjustment, which may reduce the amount you receive. The risk of loss becomes greater if you take a withdrawal before the end of any Segment Term Period. Finally, the Index-Linked Segment Options have Segment Fees which will reduce your Contract Value.

The Company is not an investment advisor and does not provide any investment advice to you with respect to the Contract. Athene Securities LLC (Athene Securities) is the principal underwriter for the Contract.

Prospective purchasers may apply to purchase a Contract through Athene Securities, the principal underwriter for the Contract or other broker-dealers or other financial institutions that have entered into a selling agreement with Athene Securities.

The Contract is a complex insurance and investment vehicle. Before you invest, you should speak with your Financial Professional about the Contract’s features, benefits, risks, and fees and whether the Contract is appropriate for you based on your financial situation and objectives.

The prospectus describes all material rights and obligations under the Contract. You should study this prospectus and retain it along with a copy of the Contract for future reference.

All guarantees under the Contract are obligations of the Company and are subject to its creditworthiness and financial strength.

For additional information on risks associated with owning the Contract see Section 4 “Contract Risk Factors”.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell those securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This Contract is not a bank deposit and is not insured by the FDIC or NCUSIF.

This Contract is a security. It involves investment risk and may lose value.

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1. Glossary

Accumulation Phase: The period of time between the Contract Date and the Annuity Date, unless the Contract is terminated.

Administrative Office: Mail Processing Center, P.O Box 1555, Des Moines, IA 50306-1555; (888) 266-8489.

Aggregate Index Change: Used in the calculation of the Interest Credit on the Performance Blend Segment Option. This Segment Option uses three Indices in its calculation. On the Segment End Date, we calculate the Index Change for each of these Indices. The Aggregate Index Change is the sum of the best performing index change multiplied by Index Allocation Percentage 1 (50%) plus the second best performing index change multiplied by Index Allocation Percentage 2 (30%) plus the third best performing index change multiplied by Index Allocation Percentage 3 (20%).

Annuitant, Joint Annuitant: The Annuitant is the natural person named on the Contract Schedule. The Annuitant is the person whose life determines the Annuity Payments made under your Contract. We will allow you to name two natural persons on the application as Joint Annuitants. If there is a Joint Annuitant, the Joint Annuitant must be the Annuitant’s spouse.

Annuity Date: The Contract Anniversary on or first following the later of the Annuitant’s age 95, or the 10th Contract Anniversary. In the case of Joint Annuitants, the Annuity Date will be set based on the age of the older Joint Annuitant. You may select an earlier Annuity Date, which may be any time after the Contract Date, by Notice provided to us. The revised Annuity Date must be at least 10 days after our receipt of your Notice.

Annual Interest Rate: The annual rate used to calculate Interest Credits on the Fixed Segment Option.

Annuity Payments: Payments paid to you or your designated payee in accordance with the terms and conditions of the Settlement Option elected by the Owner. The payments are made by us and commence on the Annuity Date.

Annuity Phase: The phase of the Contract when Annuity Payments are being made.

Beneficiary: The person(s) or entity(ies) named by the Owner to receive the Death Benefit.

Buffer Rate (“Buffer”): The amount of negative Index Change that we will absorb when calculating Interest Credits for a Buffer Segment Option.

Buffer Segment Option: An Index-Linked Segment Option that includes a Buffer Rate.

Business Day: Any day of the week except for Saturday, Sunday and U.S. Federal holidays. Our Business Day ends at 4:00 pm Central Time.

Cap Rate: The maximum positive Index Change that will be used in the calculation of Interest Credits that may be applied to a Segment Option on the Segment End Date.

Cash Surrender Value: The Interim Value adjusted for any applicable Withdrawal Charge. You may surrender this Contract by making a request to our Administrative Office at any time before the Annuity Date and before the Death Benefit becomes payable.

Company (“we”, “us”, “our”, “ours”): Athene Annuity and Life Company.

Confinement Waiver of Withdrawal Charges: The waiver of Withdrawal Charges on a Withdrawal from your Contract upon meeting certain qualification requirements.

Contract: The Single Purchase Payment Index-Linked Deferred Annuity Contract described by this prospectus.

Contract Anniversary: Any twelve-month anniversary of the Contract Date. For example, if the Contract Date is January 10, 2018, then the first Contract Anniversary is January 10, 2019.

Contract Date: The date your Contract is issued and is shown on the Contract Schedule.

Contract Value: The Contract Value at any time is equal to the sum of the Segment Values.

Contract Year: The twelve-month period that begins on the Contract Date and each Contract Anniversary. For example, if the Contract Date is January 17, 2018, then the first Contract Year is the twelve-month period between January 17, 2018 and January 16, 2019.

Death Benefit: During the Withdrawal Charge Period, the Death Benefit will be equal to the greater of the Interim Value or the Purchase Payment less prior Withdrawals. After the Withdrawal Charge Period, the Death Benefit will be equal to the Interim Value. The Death Benefit will be calculated as of the date of death. If the Owner is changed or an additional Owner is added during the Withdrawal Charge Period, the Death Benefit will equal the Interim Value.

Equity Adjustment: A positive or negative adjustment to Segment Value that is applied to any Withdrawal from an Index-Linked Segment Option on a day other than a Segment End Date. The Equity Adjustment is equal to zero on the Segment End Date. The Equity Adjustment does not apply to a Fixed Segment Option.

Financial Professional: A registered representative of a broker-dealer that has a selling agreement with our principal underwriter, Athene Securities.

Fixed Segment Option: A Segment Option that calculates interest based on a declared Annual Interest Rate and Segment Term Period. A Fixed Segment Option does not include a Reference Index.

Free Withdrawal: A Withdrawal amount on which no Withdrawal Charge applies.

Floor Rate (“Floor”): The maximum negative Index Change that may be applied in the calculation of Interest Credits to a Floor Segment Option on the Segment End Date.

Floor Segment Option: An Index-Linked Segment Option that includes a Floor Rate.

Good Order: A request, including an application, is in Good Order if it contains all the information we require to process the request. Good Order also includes providing information on the correct form, with any required certifications, guarantees, and/or signatures received by us after delivery to the correct mailing, email or website address, which are all listed on this prospectus.

Holding Account: An account that holds the Purchase Payment until it is allocated to the Segment Options according to the Segment Allocation Percentages you select. Interest is credited daily to the Holding Account at the Holding Account Fixed Interest Rate.

Holding Account Fixed Interest Rate: The annual rate used to calculate interest credited on amounts held in the Holding Account prior to the first Segment Start Date of the Contract.

Index Allocation Percentage: The percentage used to calculate the portion of Index Change from each Index that will be used in the Aggregate Index Change for our Performance Blend Segment Option.

Index Change: The percentage change in the Index Price of the Reference Index for the selected Segment Option as measured from the Segment Start Date to the Segment End Date.

Index-Linked Segment Option: Any Segment Option that is not the Fixed Segment Option

Index Price: The Index Price for any date, including any Segment Start Date, Segment End Date, Annuity Date or date of death is the closing price of the Reference Index on that date. The closing price of the Reference Index is the price reported by a third-party source at a consistent time each day. Any change in price after the closing price has been published will not be reflected.

Interim Value: The Interim Value at any time is equal to the sum of the Segment Interim Values.

Interest Credit: The amount of interest we apply to each Segment Option on the Segment End Date. Interest Credits on Index-Linked Segment Options may be negative amounts, which will reduce the Segment Value.

Interest Adjustment: A positive or negative adjustment to Segment Value that is applied to any Withdrawal during the first six years of the Contract. The Interest Adjustments approximates the change in value of debt instruments, supporting the Contract, which we sell to fund the Withdrawal. The Interest Adjustment does not apply to any Withdrawal taken after the first six Contract Years.

IRA Account: The traditional Roth or other Individual Retirement Account established for the Owner and the Owner’s beneficiaries, through which a Contract may be purchased.

Non-Qualified Contract: A contract that is not qualified for special tax treatment under sections of the Internal Revenue Code.

Notice, Notify, Notifying: Requests and information that you sign and that we receive and accept at our Administrative Office in any form offered by and acceptable to us.

Optional Automatic Rebalancing (“OAR”): An optional program which can be used to automatically reestablish Segment Option allocations upon Segment End Dates during the first six Contract Years based on instructions you provide to us.

Owner (“you”, “your”): The Contract owner named in the application or their successor or assignee if you provide Notice and the Company has acknowledged the assignment. If no owner is named on the application, the Annuitant will be the Owner. If Joint Owners are named, all references to Owner shall mean the Joint Owners. The Joint Owner must be the Owner’s spouse.

Participation Rate: A percentage that is multiplied by a positive Index Change, subject to the Cap Rate, to calculate the Interest Credit.

Performance Blend Segment Option: A sub-type of the Buffer Segment Option that credits interest based on the Aggregate Index Change using three underlying indices rather than an Index Change based on a single underlying index.

Premium Tax: The amount of tax, if any, charged by the state or municipality.

Purchase Payment: The amount you pay to us under your Contract, as shown on the Contract Schedule. The Purchase Payment is due on the Contract Date. We may limit the amount of Purchase Payment that we will accept for your Contract.

Qualified Contract: A contract that qualifies for special tax benefits under the Internal Revenue Code, such as a Section 408(b) Individual Retirement Annuity.

Qualified Care Facility: A facility licensed and operated as a Convalescent Care Facility, Hospice Facility or Hospital.

Reference Index: The index or indices used in the calculation of the Interest Credit for a Segment Option.

Right to Cancel Period: The period of time you may examine your Contract after you receive it. The Right to Cancel Period may vary according to state law.

Securities Act: The Securities Act of 1933, as amended.

Segment End Date: The last day of a Segment Term Period when the Interest Credit is calculated and applied to the Segment Value. The Segment End Date coincides with the next Segment Start Date.

Segment Fee: An annualized rate that is assessed daily as a percentage of the Segment Fee Base on applicable Segment Options. The Segment Fee amount for that Segment Option is then deducted daily from that Segment Option’s Segment Value during the Accumulation Phase when the Segment Value for that Segment Option is positive.

Segment Fee Base: The initial Segment Fee Base for each Segment Option is the Segment Value on the Segment Start Date. The Segment Fee Base on any other day in the Segment Term Period is the Segment Value on the Segment Start Date less any Withdrawals deducted from the Segment Option through the prior Business Day. We use the Segment Fee Base to determine the Segment Fee amount we will deduct from that Segment Option’s Segment Value.

Segment Options: Segment Options include Floor Segment Options, Buffer Segment Options and Fixed Segment Options available under your Contract. Each Segment Option will have a Segment Term Period. Each Floor or Buffer Segment Option (Index-Linked Segment Options) will also have a Reference Index, a Cap Rate, a Participation Rate, a Floor Rate or Buffer Rate, as applicable, and will be subject to a Segment Fee. The Performance Blend Segment Option will also have Index Allocation Percentages. The Segment Options available on the first Segment Start Date following your Contract Date will be shown on the Contract Schedule.

Segment Interim Value: The Segment Value adjusted for any applicable Equity Adjustment and Interest Adjustment.

Segment Start Date: The first date of the Segment Term Period.

Segment Term Period: The Segment Term Period for each Segment Option will be shown on the Contract schedule. The Segment Term Period ends on the Segment End Date. Upon expiration of each Segment Term Period, a new Segment Term Period will begin. Please see the section “Setting Your Segment Start and End Date” for further details.

Segment Value: On the initial Segment Start Date, the Segment Value is equal to the portion of the Purchase Payment plus any Holding Account interest allocated to the Segment Option. On any other day, the Segment Value is equal to the Segment Value on the Segment Start Date decreased by Withdrawals from the Segment Option, decreased by any Segment Fee amounts applied to that Segment Option since the Segment Start Date, increased by Interest Credits applied to the Segment Option, increased by amounts transferred from another Segment Option and decreased by amounts transferred into another Segment Option. Under normal circumstances, Interest Credits will be applied and Transfers will occur only on a Segment End Date.

Separate Account: The segregated account, established by Company under Iowa Law in which we hold reserves for our guarantees under the Contract and our other general obligations. The portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we may conduct. As owner of the Contract, you do not participate in the performance of assets held in the Separate Account and do not have any direct claim on them. The Separate Account is not registered under the Investment Company Act of 1940.

Settlement Option: An option available under the Contract for receiving Annuity Payments, which we guarantee as to the dollar amount.

Spouses: Individuals who are recognized as legally married under Federal law.

Terminal Illness Waiver of Withdrawal Charges: The waiver of Withdrawal Charges on a Withdrawal from your Contract upon meeting certain qualification requirements.

Underlying IRA Holder: The natural person who is treated under the Internal Revenue Code as having a beneficial interest in the assets of a custodial or trusteed IRA account.

Withdrawal: Unless otherwise specified, it is a withdrawal of any type taken under your Contract, including a partial withdrawal, a surrender of your Contract, payment of a Death Benefit, the application of Contract Value to a Settlement Option, Withdrawal Charges, Interest Adjustments, and Equity Adjustments. We do not treat the deduction of the Segment Fee amount as a Withdrawal.

Withdrawal Charge: The charge we assess when you surrender the Contract or make a partial withdrawal during the first six Contract Years. The Withdrawal Charge is assessed on the Contract Value on any amounts withdrawn. The Withdrawal Charge does not apply to the Free Withdrawal amount.

Withdrawal Charge Percentage: The percentage used to calculate the Withdrawal Charge.

2. At a Glance Product Summary

General Product Description and Purpose

The Athene® Amplify is a Single Purchase Payment Index-Linked Deferred Annuity Contract that may help you accumulate retirement savings. The Contract is intended for long term investment purposes and is designed for people who are looking for a level of protection for their principal while providing potentially higher returns than are available on traditional fixed annuities. This Contract is not intended for someone who is seeking complete protection from downside risk.

The Contract can be owned in the following ways:

•	Sole Owner who is an individual or trust with a natural person as grantor.

•	Sole Owner who is an individual and his or her spouse as the Joint Owner or trust with a natural person and his or her spouse as grantors (available for Non-Qualified Contract only).

The Contract has an Accumulation Phase and an Annuity Phase. During the Accumulation Phase, you may allocate your Contract Value to available Segment Options that offer different levels of protection against investment loss. The Annuity Phase begins when you apply the Contract Value to a Settlement Option. Please see the “Annuity Phase” section for more details on the Annuity Phase. The following is a brief description of the key features related to the Contract. See the Glossary in the preceding pages for more detailed explanations of the terms in this section.

The Company is not an investment advisor and does not provide any investment advice to you in connection with the Contract.

Premium Taxes may be applicable in certain states. Premium Tax applicability and rates vary by state and may change. We reserve the right to deduct such tax from the Purchase Payment when received or from the Contract Value of your Contract upon any Withdrawal from your Contract, the surrender of your Contract, the election of a Settlement Option, or the payment of a Death Benefit.

Purchase Payment

•	Minimum Purchase Payment: $10,000 (amounts less than this threshold may be accepted at the sole discretion of the Company)

•	Maximum Purchase Payment: $1,000,000 (amounts exceeding this threshold may be accepted at the sole discretion of the Company)

Issue Ages

•	Minimum Issue Age: 0

•	Maximum Issue Age: 84

•	These issue age limitations apply to Owners (if natural persons) and Annuitants

Segment Options

The Contract offers Floor Segment Options, Buffer Segment Options and Fixed Segment Options, which provide different levels of protection against investment losses. Each Segment Option will have a Segment Term Period. In addition, each Index-Linked Segment Option will have a Reference Index, a Cap Rate, a Participation Rate, and a Floor Rate or Buffer Rate. The Performance Blend Segment Option will also have Index Allocation Percentages. Interest Credits applied to the Index-Linked Segment Options may be negative if the value of the Reference Index declines. In addition, Index-Linked Segment Options will be subject to an annual fee rate, called the Segment Fee, equal to 0.95%. Segment Fees are set at issue and are guaranteed not to change for the life of the Contract. Each Fixed Segment Option will have an Annual Interest Rate. Interest Credits for Fixed Segment Options may not be negative.

•	Floor Segment Options –

The Floor Rate establishes the maximum amount of negative Interest Credit that may be applied to a Floor Segment Option. Over multiple Floor Segment Term Periods, cumulative negative Interest Credits may exceed the Floor Rate established by the Segment Option because a negative Interest Credit up to the amount of the Floor Rate may be applied on each Segment End Date.

•	Buffer Segment Options –

The Buffer Rate establishes the amount of loss attributable to negative index performance that we will absorb before we apply a negative Interest Credit to the Buffer Segment Option. A negative Interest Credit will apply for any decline in the Reference Index in excess of the Buffer Rate. Theoretically, for a 10% Buffer Rate, the change in the Reference Index may result in negative Interest Credit as high as 90% of the Segment Value. Consequently, selecting a Segment Option with a Buffer, rather than a Floor, may result in a larger negative Interest Credit during periods of steep declines in the stock market.

•	Fixed Segment Options –

A Fixed Segment Option credits interest daily at a guaranteed rate. The daily rate is calculated as [(1+Annual Interest Rate) ^ (1/365)—1].

The following Segment Options are currently available:

Segment Option	Index	Segment Term	Protection Level
Buffer Segment Options:
1	S&P 500	1-year	10%
2	S&P 500	2-year	10%
3	Russell 2000	1-year	10%
4	Russell 2000	2-year	10%
5	MSCI EAFE	1-year	10%
6	MSCI EAFE	2-year	10%
7	S&P 500	6-year	20%
8	Performance Blend (S&P 500, Russell 2000, MSCI EAFE)	6-year	10%
Floor Segment Options:
9	S&P 500	1-year	10%
10	S&P 500	2-year	10%
11	Russell 2000	1-year	10%
12	Russell 2000	2-year	10%
13	MSCI EAFE	1-year	10%
14	MSCI EAFE	2-year	10%
Fixed Segment Options:
15	N/A	1-year	N/A

In the table above, “N/A” denotes Not Applicable.

You may elect a Segment Option with a six-year Segment Term Period only during the first Contract Year. The Performance Blend Segment Option is available only as a Buffer Segment Option with a six-year Segment Term Period. Six-year Segment Options are not available for renewal. Two-Year Segment Options are not available for renewal after the first six Contract Years.

•	Declaration of Rates

Each Index-Linked Segment Option will have a corresponding Cap Rate and Participation Rate. Each Fixed Segment Option will have an Annual Interest Rate. For the initial Segment Term Period, we will determine the Cap Rate, Participation Rate, and Annual Interest Rate for each Segment Option on the Segment Start Date. You will not know the applicable rates at the time you purchase your contract. But if the declared Cap Rate, Participation Rate or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is lower than the bailout rate specified in your Contract schedule, you may cancel your Contract during the first sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals. See the section “Initial Segment Term Period Bailout Provision” for additional information. After the initial Segment Term Period has ended, we will notify you of the Cap Rate, Participation Rate, and Annual Interest Rate for each available Segment Option at least fifteen calendar days prior to the new Segment Start Date. The Cap Rate, Participation Rate, and Annual Interest Rate may be higher, lower, or the same as the Cap Rate, Participation Rate, and Annual Interest Rate offered during the previous Segment Term Period but will not be less than the Minimum Cap Rate, the Minimum Participation Rate, or the Minimum Annual Interest Rate shown for each Segment Option in the Contract Schedule.

•	Transfers –

On each Segment End Date, you will have the option of transferring Segment Value among the available Segment Options. We will send you a letter at least fifteen calendar days prior to the Segment End Date advising you that your Segment Option is expiring and stating the new Cap Rate, Participation Rate, and Annual Interest Rate, as applicable, that will be available for the next Segment Term Period. You will have the choice of continuing in the Segment Option with the new Cap Rate, Participation Rate, and Annual Interest Rate or transferring your Segment Value to another Segment Option with the same Segment Start Date. If you do not inform us that you want to move your Segment Value to another Segment Option at least two Business Days prior to the next Segment Start Date, you will stay in the current Segment Option subject to the new Cap Rate, Participation Rate, and Annual Interest Rate, as applicable. If you choose not to allocate your Segment Value to any available Segment Options, you may surrender the Contract for the Cash Surrender Value. See the section “Transfers Between Segment Options by Request” for additional information.

•	Optional Automatic Rebalancing –

If selected on your application, on each Segment End Date during the first six Contract Years, we will automatically rebalance your Contract Value among the Segment Options based on your most recent allocation instructions that we have on file, or the allocation applied on the Contract Date if you have not made any additional allocation change requests. This means, for example, that if your allocation instructions require that 50% of your Contract Value be allocated to the S&P 500 Index and 50% of your Contract Value be allocated to the Russell 2000 Index, each in 1-Year Buffer Segment Options, we will transfer your Segment Values between those Segment Options on the Segment End Date so that 50% of your Contract Value has been allocated the S&P 500 Index 1-Year Buffer Segment Option and 50% of your Contract Value has been allocated to the Russell 2000 Index 1-Year Buffer Segment Option following the transfer. If your Contract Value is allocated across Segment Options with different Segment End Dates, some Segment Options will not rebalance. To the extent that Segment End Dates in multiple Segment Options align, funds within those Segment Options will be reallocated according to the most recent Segment Allocation Percentages that we have on file pro rata at the next Segment End Date. See the section “Optional Automatic Rebalancing” for additional information and an example.

•	Initial Segment Term Period Bailout Provision–

For the initial Segment Term Period, if the declared Cap Rate, Participation Rate, or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is less than the bailout rate we specified in your Contract Schedule for the Segment Option, you may cancel the Contract during the first 60 days after your Contract Date and receive your Purchase Payment less any Withdrawals.

Setting Your Segment Start and End Date

There are two dates each month when a new Segment Term Period may start. Your initial Segment Term Period will start on the 10th or 25th day of the month, at which time your Purchase Payment plus any Holding Account interest will be allocated to the Segment Option(s) you have selected. Contracts which have been issued through the end of the Business Day prior to a scheduled Segment Start Date will participate in that Segment Start Date. Contracts which have been issued on or after a scheduled Segment Start Date will participate in the following Segment Start Date.

If the intended date for the initial Segment Start Date falls on a on a holiday, weekend, or any other day when the New York Stock Exchange is closed, the Index Price from the prior Business Day will be used. If the date for the Segment End Date falls on a holiday, weekend, or any other day when the New York Stock Exchange is closed, the Index Price from the prior Business Day will also be used. The Segment End Date for maturing Segments will coincide with the next Segment Start Date. Below are some examples showing the effect holidays and weekends have on selecting the Segment Start and End Date Index Prices.

If Segment End Date is scheduled on a holiday:	Segment End Date Index Price will be from:	Next Segment Start Date Index Price will be from:
Wednesday the 10th	Tuesday, the 9th	Tuesday, the 9th
If Segment End Date is scheduled on a weekend:	Segment End Date Index Price will be from:	Next Segment Start Date Index Price will be from:
Saturday the 25th	Friday, the 24th	Friday, the 24th

If initial Segment Start Date is scheduled on a holiday:	Initial Segment Start Date Index Price will be from:
Friday the 25th	Thursday, the 24th
If initial Segment Start Date is scheduled on a weekend:	Initial Segment Start Date Index Price will be from:
Sunday, the 10th	Friday, the 8th

Accessing Your Contract Value

During the Accumulation Phase before any Death Benefit becomes payable, you may access your Contract Value by surrendering the Contract or taking a partial Withdrawal. If you surrender your Contract or take a partial Withdrawal in excess of the Free Withdrawal amount during the first six Contract years, a maximum Withdrawal Charge of 8% may apply.

A Withdrawal, including any Free Withdrawal amount not subject to the Withdrawal Charge, will also be subject to an Interim Value calculation, which is comprised of two components: an Interest Adjustment and an Equity Adjustment that each may increase or decrease your surrender or withdrawal proceeds. See the “Contract Values” section for additional information. An Interest Adjustment will apply if you take a Withdrawal at any time during the first six Contract years. An Equity Adjustment will apply if you take a Withdrawal from an Index-Linked Segment Option on any date other than a Segment End Date. Even if Interest Credits are positive, the deduction of contract fees and charges, including Withdrawal Charges, Segment Fee amounts, and any applicable Equity Adjustments or Interest Adjustments, may reduce your surrender value below your Purchase Payment.

Death Benefit

If an Owner dies before the Annuity Phase of the Contract, we will pay the Death Benefit. During the Withdrawal Charge Period, the Death Benefit is equal to the greater of:

1.	The Purchase Payment less prior Withdrawals; or

2.	The Interim Value on the date of death.

After the Withdrawal Charge period, the Death Benefit will be equal to the Interim Value on the date of death. Withdrawal Charges will not be applied in determining the Death Benefit payable to your Beneficiary. Prior Withdrawals include any applicable Withdrawal Charges, Interest Adjustments, and Equity Adjustments, but do not include any Segment Fee amounts deducted from Segment Options.

If the Owner is changed or a new Owner is added during the Withdrawal Charge Period, the Death Benefit will equal the Interim Value on the date of death.

See the “Death Benefit” section for more information.

Settlement Options Description

The Annuity Phase commences when you or a designated payee begin receiving income payments under the Contract. A Settlement Option will start on the Annuity Date and continue based on the option you elect. You may select Annuity Payments based on the life of the Annuitant or Joint Annuitant, on the life subject to period certain or any other option acceptable to the Company. The payment period ends when we make the last payment under your selected Settlement Option.

Right to Cancel

After you receive your Contract, you may examine it for 20 days, or longer if required by state law (in some states, up to 30 days, or longer for replacement annuity contracts), during which time you may cancel your Contract for any reason by Notifying us at our Administrative Office. Please see Appendix B to examine any applicable variations in your state.

If you exercise your right to cancel, the Contract will terminate and we will refund your Purchase Payment less any Withdrawals unless applicable state or federal law requires otherwise.

3. Contract Fees and Charges

You will pay the following fees and expenses when purchasing, owning and taking a Withdrawal from the Contract.

Segment Fees

Indexed-Linked Segment Options include a Segment Fee equal to 0.95%. We deduct a Segment Fee amount daily from each Segment Option, as applicable, starting on the Segment Start Date while the Segment Value for that Segment Option is positive. The Segment Fee for a Segment Option is an annualized rate that is calculated on a daily basis as a percentage of that Segment Option’s Segment Fee Base.

The Segment Fee Base for a Segment Option is equal to the Segment Value of that Segment Option on the Segment Start Date. For any other day during the Segment Term Period, the Segment Fee Base is equal to A—B, where:

A     is the Segment Value on the Segment Start Date; and

B     is any Withdrawals deducted from the Segment Option from the Segment Start Date through the prior Business Day;

We begin calculating the daily Segment Fee amount on the Segment Start Date. Changes to the Segment Fee Base change the Segment Fee amount. For example, if you make a Withdrawal from a Segment Option, the Segment Fee Base and resulting Segment Fee for that Segment Option will decrease. We do not treat the deduction of the Segment Fee from a Segment Option as a Withdrawal in the determination of the Segment Fee Base or in the determination of the Death Benefit.

The Segment Fee amount is deducted daily before any other activity is processed on the Segment Value, including the calculation of Interest Credits. If you take a Withdrawal from a Segment Option, we deduct the Segment Fee amount for that Segment Option before processing the Withdrawal. At the Annuity Date, we deduct the Segment Fee amounts for all Segment Options before determining the Contract Value that will be used to calculate the Annuity Payments. Upon the death of any Owner (or, if the Owner is a non-natural person, any Annuitant), we deduct the Segment Fee amounts for all Segment Options before calculating the Death Benefit.

The Segment Fee compensates us for all of your Contract’s benefits and certain expenses and risks associated with the Contract, including the risk that current charges are less than future Contract administration costs. If the Segment Fee is less than these costs and risks, we will bear the loss. If the Segment Fee covers these benefits and risks, any excess amount is profit to us. We anticipate making a profit from this fee.

Withdrawal Charges

If you make a Withdrawal from your Contract in excess of the Free Withdrawal amount during the first six Contract Years, we will assess a Withdrawal Charge. The Withdrawal Charge offsets promotion and distribution expenses, and investment risks born by the Company.

The amount of the Withdrawal Charge depends on the length of time you have owned your Contract, and the amount you withdraw. The Contract provides a Free Withdrawal privilege that allows you to withdraw 10% of your Contract Value as of the previous Contract Anniversary annually without incurring a Withdrawal Charge.

Contract Year	1	2	3	4	5	6	7+
Withdrawal Charge	8%	8%	7%	6%	5%	4%	0%

Withdrawal Charges may vary by state, please see Appendix B.

For purposes of calculating the Withdrawal Charge, we treat the Contract Year in which we receive your Purchase Payment as “Contract Year 1”.

We will deduct the Withdrawal Charge as a percentage of the Contract Value being withdrawn, excluding the Free Withdrawal amount, as applicable. The Withdrawal Charge will be calculated as the Contract Value associated with the Withdrawal multiplied by the applicable Withdrawal Charge Percentage.

On surrender, you will receive the Interim Value reduced by any applicable Withdrawal Charges. We will not assess the Withdrawal Charge on:

•	Free Withdrawal amounts;

•	Death Benefit proceeds;

•	Partial withdrawals taken as Required Minimum Distributions under the Internal Revenue Code (see the “Required Minimum Distribution” section below);

•	Withdrawals taken after the sixth Contract Year;

•	A qualifying Withdrawal under the Confinement Waiver (see the “Confinement Waiver” section below);

•	A qualifying Withdrawal under the Terminal Illness Waiver (see the “Terminal Illness Waiver” section below);

•	The application of the Contract Value to a Settlement Option;

•	Payments during the Annuity Phase; or

•	Withdrawals taken under the initial segment term period bailout provision (See the “Initial Segment Term Period Bailout Provision” section below).

During the Accumulation Phase, you may receive a Free Withdrawal amount each year. We also reserve the right to waive the Withdrawal Charge in certain circumstances. For information on Free Withdrawal amounts and Withdrawal Charge waivers, see the “Contract Values” section. Any Free Withdrawal amount not used in a Contract Year may not be carried forward to a future Contract Year.

Premium Tax…………………………………………..3.5%

(as a percentage of the Purchase Payment)

We may be required to pay state Premium Taxes currently ranging from 0% to 3.5% in connection with a Purchase Payment or values under the Contract. Depending upon applicable state law, we may deduct charges for the Premium Taxes we incur with respect to your Purchase Payments, from amounts withdrawn, or from amount applied under a Settlement Option. In some states, charges for both direct Premium Taxes and retaliatory Premium Taxes may be imposed at the same or different times with respect to the same Purchase Payment, depending on applicable state law. Premium tax is not currently deducted, but we reserve the right to do so in the future. The maximum charge we may deduct if we exercise the right would be 3.5%.

4. Contract Risk Factors

Your Contract has various risks associated with it. We list these risk factors below, as well as other important information you should know before purchasing a Contract.

Risk of Loss

There is a risk of substantial loss of principal and related earnings depending on the Segment Options to which you allocate your Purchase Payment. Due to negative Index performance, Interest Credits may be negative after application of the Buffer Rate or negative down to the amount of the Floor Rate, and you agree to bear the portion of the loss that exceeds the Buffer Rate or down to the amount of the Floor Rate, as applicable.

Liquidity Risk

We designed the Contract to be a long-term investment you can use to help build and provide income for retirement. As such, it is not suitable as a short-term investment vehicle. You may withdraw up to 10% of your Contract Value annually without incurring a Withdrawal Charge, however this amount may still be subject to an Interest Adjustment and Equity Adjustment. Any withdrawals during the first six Contract Years in excess of the Free Withdrawal amount will be subject to a Withdrawal Charge, Interest Adjustment, and Equity Adjustment. Amounts withdrawn beyond the first six Contract years that are not taken on a Segment End Date are subject to an Equity Adjustment. Amounts withdrawn from this Contract may also be subject to a 10% additional federal tax if taken before age 59 1⁄2 if it is purchased as a Qualified Contract or through an IRA Account.

Interest Credits are only credited on the Segment End Date. Throughout the Segment Term Period, the method we use to calculate your Interim Value may result in an amount that is less than the amount you would receive if you waited until the Segment End Date to withdraw funds. Even if the current Index Change during the Segment Term Period is positive, or losses are within the Buffer Rate for the Buffer Segment Options, the Interim Value may be negative until the Segment End Date. Similarly, if the Index Change is less than the Floor Rate for the Floor Segment Options, the Interim Value calculation may reflect losses below the Floor Rate prior to the Segment End Date.

Changes to Cap Rates, Participation Rates, Buffer Rates, Floor Rates, and Annual Interest Rates

The Buffer and Floor Rates offered, and the Segment Fee imposed on available Index-Linked Segment Options are stated in your Contract schedule and will not change after the Issue Date. Cap Rates, Participation

Rates, and Annual Interest Rates may vary from one Segment Term Period to another, depending on market volatility, level of interest rates, and the price and availability of hedging instruments. The Cap Rate may limit your participation in any increases in the underlying Reference Index associated with a Segment Option and could cause your returns to be lower than they would otherwise have been if you invested in a mutual fund or exchange-traded fund designed to track the performance of the applicable Reference Index.

We declare a new Cap Rate for each new Segment Term Period of the Index-Linked Segment Options. The Cap Rate for a new Segment Term Period may be higher, lower, or equal to its Cap Rate for the current Segment Term Period. If it is lower, it will reduce the amount of positive Interest Credit you may receive. You risk the possibility that the Cap Rate declared for a new Segment Term Period will be lower than you would find acceptable.

We declare a new Participation Rate for each new Segment Term Period of the Index-Linked Segment. The Participation Rate for a new Segment Term Period may be higher, lower, or equal to its Participation Rate for the current Segment Term Period. If it is lower, it will reduce the amount of positive Interest Credit you may receive. You risk the possibility that the Participation Rate declared for a new Segment Term Period will be lower than you would find acceptable.

We declare a new Annual Interest Rate for each new Segment Term Period for the Fixed Segment Options. The Annual Interest Rate for a new Segment Term Period may be higher, lower, or equal to the Annual Interest Rate for the current Segment Term Period. If it is lower, it will reduce the amount of Interest Credit you will receive. You risk the possibility that the Annual Interest Rate declared for a new Segment Term Period will be lower than you would find acceptable.

Risks Associated with Indices

The historical performance of the reference Indices does not guarantee future results. Because the S&P 500® Index, the Russell 2000 Index, and the MSCI EAFE Price Return Index are each comprised of a collection of equity securities, in each case the value of the component securities is subject to market risk, or the risk that market fluctuations may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. In addition, the value of equity securities may decline for reasons directly related to the issuers of the securities.

S&P 500® Price Return Index. The S&P 500 Index is comprised of equity securities issued by large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges and may not be able to attain the high growth rate of successful smaller companies, especially during periods of economic expansion.

Russell 2000® Price Return Index. The Russell 2000 Index is comprised of equity securities of small-capitalization U.S. companies. In general, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies.

MSCI EAFE Price Return Index. MSCI EAFE Index is an equity index that captures large and mid-cap representation across developed markets countries around the world. The securities comprising the MSCI EAFE Price Return Index are subject to the risks related to investments in foreign markets (e.g. increased price volatility; changing currency exchange rates; and greater political, regulatory, and economic uncertainty). In general, foreign markets may be less liquid, more volatile and subject to less government supervision than domestic markets.

Substitution of an Index

We have the right to substitute an existing Reference Index for a comparable index prior to the Segment End Date if:

•	Any Reference Index is discontinued,

•	We determine that our use of the Reference Index should be discontinued because, for example, changes to the Reference Index make it impractical or expensive to purchase securities or derivatives to hedge the Reference Index, or

•	There is a substantial change in the calculation of the Reference Index, resulting in significantly different values and performance results.

Although we will attempt to choose a new index that has a similar investment objective and risk profile to the existing Reference Index, there is risk that the performance of the new index may not be as good as the performance of the existing Reference Index. As a result, funds allocated to the substituted index may earn a return that is lower than the return they would have earned if the index were not substituted. The substituted index will also be incorporated within the Performance Blend Segment Option. If we substitute a Reference Index, we will notify you at your last known address that we have on file, at least 30 days in advance of the substitution date.

Elimination of Segment Options After the Withdrawal Charge Period

Segment Options beyond the Withdrawal Charge period will be limited to one-year Segment Term Periods. Segment Options with a two-year Segment Term Period expiring on or after the last day of the Withdrawal Charge period will automatically transfer the Segment Value to the Segment Option’s one-year counterpart at the end of the Segment Term Period, unless you instruct otherwise. Segment Options with a six-year Segment Term Period are available only during the first Contract Year. If you do not request a Transfer of the Segment Value of an expiring Segment Option with a six-year Segment Term Period or withdraw the Segment Option Value, we will allocate the Segment Value to the Fixed Segment Option with the shortest Segment Term Period.

Our Financial Strength and Claims-Paying Ability

No company other than Athene Annuity and Life Company has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of the Company for its claims-paying ability. See “Company Risk Factors”.

Regulatory Protection

The Company is not an investment company and is not registered as an investment company under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.

No Ownership of Underlying Securities

Purchasing the Contract is not equivalent to purchasing shares in a mutual fund that invests in securities comprising the Indices, nor is it equivalent to directly investing in such securities. Hence, you will not be investing in the Index, in any stock included in the Index, in a mutual fund or exchange-traded fund that tracks the index, or any underlying securities.

Cybersecurity Risk

Because our business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages and susceptible to operational and information security risks resulting from information systems failure (e.g. hardware and software malfunctions) and cyberattacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service on our website, attacks on websites and other operational disruption and unauthorized release of confidential customer information. Such systems failures and cyberattacks affecting us, the Indices, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us and your Contract Value. For instance, systems failures and cyberattacks may interfere with our processing of Contract transactions, including the processing of Transfer Requests, impact our ability to calculate Segment Values or Segment Interim Values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines, litigation, and financial losses and/or cause reputational damage. Cybersecurity risks may also impact the underlying securities in which the Indices invest, which may cause the Indices in your Contract to lose value. There can be no assurance that we, the Indices, or our service providers will avoid losses affecting your Contract due to cyberattacks or information security breaches in the future.

5. About the Indices

S&P 500® Price Return Index

The S&P 500® Price Return Index was established by Standard & Poor’s. The S&P 500® Price Return Index includes 500 leading companies in leading industries of the US economy, capturing 75% coverage of U.S. Equities. The S&P 500® Price Return Index does not include dividends declared by any of the companies included in this Index.

S&P Dow Jones Indices LLC requires that the following disclaimer be included in the Prospectus:

The S&P 500 Price Return Index and the Dow Jones US Real Estate Index (the “Indexes”) are products of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Athene. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Athene. The Athene® Amplify contract is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Athene® Amplify contract or any member of the public regarding the advisability of investing in securities generally or in the Athene® Amplify contract particularly or the ability of the Indexes to track general market performance. S&P Dow Jones Indices’ only relationship to Athene with respect to the Indexes is the licensing of the Indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to Athene or the Athene® Amplify contract. S&P Dow Jones Indices have no obligation to take the needs of Athene or the owners of the Athene® Amplify contract into consideration in determining, composing or calculating the Indexes. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Athene® Amplify contract or the timing of the issuance or sale of such contract or in the determination or calculation of the equation by which such contract is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of Athene’s products. There is no assurance that investment products based on the Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY

OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY ATHENE, OWNERS OF THE ATHENE® AMPLIFY CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND ATHENE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The name “S&P 500 Price Return Index” is a trademark of Standard & Poor’s and has been licensed for use by Athene.

Russell 2000® Price Return Index

The Russell 2000® Price Return Index was established by Russell Investments. The Russell 2000® Price Return Index measures the performance of the small-cap segment of the US equity universe. The Russell 2000® Price Return Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Price Return Index does not include dividends declared by any of the companies included in this index.

Frank Russell Company requires that the following disclosure be included in this Prospectus:

The Athene® Amplify contract is not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Athene® Amplify contract or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the Russell 2000® Price Return Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Price Return Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Price Return Index is based. Russell’s only relationship to Athene is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Price Return Index which is determined, composed and calculated by Russell without regard to Athene or the Athene® Amplify contract. Russell is not responsible for and has not reviewed the Athene® Amplify contract nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Athene® Amplify contract. Russell has no obligation or liability in connection with the administration, marketing or trading of the Athene® Amplify contract.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ATHENE, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® PRICE RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Price Return Index

The MSCI EAFE Price Return Index is a free float-adjusted market capitalization index that is designed to measure the equity performance of developed markets, excluding the US and Canada. As of the date of this prospectus, the MSCI EAFE consists of the following 21 developed country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Price Return Index does not include dividends declared by any of the companies included in this Index.

MSCI Inc. requires that the following disclosure be included in this Prospectus:

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ATHENE. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT. ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting

MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The Performance Blend Segment Option

The Contract also offers a 6-year Buffer Segment Option that bases Interest Credits on a weighted average return of the S&P 500, Russell 2000 and MSCI EAFE Indices. The return is calculated based on the relative performance of the underlying indices, with 50% of the Interest Credit being based on the Index with the best performance (i.e. the largest positive or least negative Index Change) on the Segment End Date, 30% of the Interest Credit being based on the Index with the next best performance (i.e. next best positive or negative Index Change) on the Segment End Date and 20% of the Interest Credit being based on the Index with worst performance (i.e. the largest negative Index Change on the Segment End Date or if no Index had a negative Index Change, the Index with the smallest positive Index Change) on the Segment End Date.

Discontinuation or Substantial Change to an Index

There is no guarantee that a Reference Index will be available for the entire term of your Contract. We have the right to add or substitute reference Indices if an original Index is discontinued, in the event of a contractual dispute with a Reference Index provider, or if there is a material change in its calculation. We would attempt to choose a new Reference Index that has a similar investment objective and risk profile to the original Reference Index. If a similar Reference Index cannot be found, we will end the affected Segment Options prematurely by calculating the Interest Credit as of the date the Reference Index is terminated based on the Index Price and crediting factors that were established on the applicable Segment Start Date. The resulting Interest Credit will be added to your Segment Value on the scheduled Segment End Date, which will be later than the date when the Reference Index is terminated unless the Reference Index is substituted on the Segment End Date. Any change in Reference Index may affect the Interest Credit you earn. The selection criteria for a suitable alternative Reference Index include the following:

1.	There is a sufficiently large market in exchange traded and/or over-the-counter options, futures, and similar derivative instruments based on the index to allow the Company to hedge Interest Credits;

2.	The index is recognized as a broad-based index for the relevant market; and

3.	The publisher of the index allows the Company to use the index in the Contract and other materials for a reasonable fee.

If an Index is discontinued, if we are unable to utilize it in any Segment Option, or if the calculation of the Index is changed substantially, we will substitute a suitable index for that Index and notify you of the change at your last known address on file with us. The substituted index will also be incorporated within the Performance Blend Segment Option. Any substitute index will be submitted for prior approval to the insurance regulatory authority of the state in which your Contract is issued.

If you are not satisfied with the available Reference Index options, following a discontinued or substituted Reference Index, you make take a partial withdrawal or surrender the Contract subject to any applicable Withdrawal Charges, Equity Adjustments, and Interest Adjustments.

6. Ownership, Annuitants, Determining Life and Beneficiaries

Owner, Joint Owner

Owner means the person entitled to the ownership rights under the Contract, as named in the application. The Owner names the Annuitant or Joint Annuitant. If Joint Owners are named, as permitted for Non-Qualified

Contracts only, all references to Owner shall mean Joint Owners. Joint Owners must be one another’s Spouse as of the Contract Date and must both be natural persons. All rights described in your Contract may be exercised by you subject to the rights of any assignee on record with us and any irrevocably named Beneficiary. You may request to change an Owner by Notifying us. We will not be bound by an assignment until we acknowledge it. If your Contract is assigned, the assignment will take effect as of the date you signed the Notice, unless you specify otherwise, subject to any payments made or actions taken by us prior to receipt of this Notice. We have no liability under any assignment for our actions or omissions done in good faith. We shall not be liable for any tax consequences you may incur due to a change of Owner designation.

Annuitant, Joint Annuitants

The Annuitant is the natural person named on the Contract Schedule. The Annuitant is the person whose life determines the Annuity Payments made under your Contract. We will allow you to name two natural persons on the application to serve as Joint Annuitants. If there is a Joint Annuitant, the Joint Annuitant must be the Annuitant’s spouse.

Death Benefit

If any Owner (or, if the Owner is a non-natural person, any Annuitant) dies prior to the Annuity Date, we will pay the Death Benefit to the Beneficiary. During the Withdrawal Charge Period, the Death Benefit is the greater of:

1.	The Purchase Payment less prior Withdrawals; and

2.	The Interim Value on the date of death (See the “Contract Values” section for more information).

Prior Withdrawals include any applicable Withdrawal Charges, Interest Adjustments, and Equity Adjustments, but do not include any amount deducted for the payment of Segment Fees. Withdrawal Charges will not be applied in determining the Death Benefit payable to your Beneficiary.

After the Withdrawal Charge Period, the Death Benefit will be the Interim Value on the date of death (See the “Contract Values” section for more information). If the Owner is a natural person and the Owner is changed or an additional Owner is added (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through the continuation of the Contract as a surviving spouse as described below, the Death Benefit will be the Interim Value on the date of death.

We will pay the Death Benefit within five (5) years of the death of the Owner. If the Beneficiary is a natural person, such Beneficiary may elect for the Death Benefit to be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, provided we are Notified of that election within 60 days of the Death Benefit being payable and such distributions begin no later than one year after the Owner’s death.

If the Beneficiary is the deceased Owner’s surviving spouse, the surviving spouse may elect to continue the Contract as the sole Owner in lieu of receiving the Death Benefit. The Death Benefit payable upon the death of a spouse who has continued the contract will be based on the greater of the Purchase Payments less prior Withdrawals and the Interim Value on the continuing spouse’s date of death during the remainder of the Withdrawal Charge Period and will be based on the Interim Value on the continuing spouse’s date of death thereafter. This provision relating to the surviving spouse can only apply once and cannot apply a second time if the surviving spouse elects to continue the Contract, remarries, and then dies.

All elections must be made by submitting the appropriate paperwork to us in Good Order.

If the Annuitant is not an Owner and dies prior to the Annuity Date, you may designate a new Annuitant, subject to our underwriting rules then in effect. If no designation is made within 30 days of death of the Annuitant, the younger of you or any Joint Owner will become the Annuitant.

If the Owner is a non-natural person, then the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Before we will pay the Death Benefit, we must receive proof of death at our Administrative Office in a form and manner satisfactory to us, which includes:

•	Copy of death certificate while the Contract was in effect;

•	Our claim form properly completed from each Beneficiary, as applicable; and

•	Any other documents required by law.

Beneficiary

The following rules apply unless otherwise permitted by us in accordance with applicable law:

•	No Beneficiary has any rights in your Contract until the Beneficiary is entitled to the Death Benefit. If the Beneficiary, including an irrevocable Beneficiary, dies before that time, all rights of that Beneficiary will end at their death.

•	If no Beneficiary has been named or if no Beneficiary is alive at the time the Death Benefit is payable, then the Beneficiary is the estate of the deceased Owner or Annuitant whose death caused the Death Benefit to be payable. If the death of both Joint Annuitants or Joint Owners, as applicable, occurs simultaneously, the estates of both will be the Beneficiary in equal shares. This paragraph does not apply if there is a named Beneficiary and such Beneficiary is an entity.

•	If you have not designated how the Death Benefit is to be distributed and two or more Beneficiaries are entitled to the Death Benefit, the surviving Beneficiaries and any Beneficiaries that are entities will share the Death Benefit equally.

•	Unless you Notify us otherwise, if you have designated how the Death Benefit is to be distributed and a Beneficiary dies prior to the time such Beneficiary is entitled to the Death Benefit, the portion of the Death Benefit designated to the deceased Beneficiary will be divided among the surviving Beneficiaries and Beneficiaries that are entities on a pro rata basis. In other words, each surviving Beneficiary’s or each entity Beneficiary’s interest in the Death Benefit will be divided by the sum of the interests of all such surviving or entity Beneficiaries to determine the percentage each Beneficiary will receive of the deceased Beneficiary’s original interest in the Death Benefit.

Change of Annuitant

Prior to the Annuity Date, you may change the Annuitant by Notifying us. A change will take effect as of the date you signed the Notice. The Annuitant may not be changed in a Contract which is owned by a non-natural person, unless the Contract is being continued by a surviving spouse as sole Beneficiary.

The Annuitant cannot be changed on or after the Annuity Date.

Change of Beneficiary

Prior to the date the Death Benefit becomes payable, you may change a Beneficiary by Notifying us. You may name one or more contingent Beneficiaries. The interest of any named irrevocable Beneficiary cannot be changed without the consent of such Beneficiary. A change will take effect as of the date you signed the Notice. Any change is subject to payment or other action taken by us before the Notice was received by us.

Misstatement of Age or Gender

If the age of an Owner or Annuitant has been misstated and this Contract was issued after the maximum issue age, we will refund the Purchase Payment paid less any prior Withdrawals or distributions and we will void this Contract. The maximum issue age is shown on the Contract Schedule.

If the age or gender of an Annuitant has been misstated, the amount we will pay in the Annuity Phase will be that which the Purchase Payment paid would have purchased if the correct age and gender had been stated. Age will be calculated as the age at the last birthday of that Annuitant. Any underpayments made by us will be immediately paid in one sum with interest compounded at the rate of 1.00% per year. Any overpayments made by us will be charged against the next succeeding Annuity Payment or payments with interest compounded at the rate of 1.00% per year.

7. Purchasing the Contract

You are required to purchase the Contract through a registered representative of a broker-dealer that has a selling agreement with our principal underwriter, Athene Securities.

The Contract is a Single Purchase Payment Index-Linked Deferred Annuity. The Contract may be individually or jointly owned. The Contract issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. These differences may include rights to cancel, issue age limitations, and the general availability of certain features. This prospectus describes the material rights and obligations of an Owner. It also sets forth the maximum fees and charges for all contract features and benefits. All material state variations to the Contract, as well as state variations to the Right to Cancel, are disclosed in the attached “Appendix B – State Variation Chart”. You should read and retain your Contract, amendments, and or/endorsements along with a copy of this Prospectus.

The Contract has two periods: an Accumulation Phase and an Annuity Phase. During the Accumulation Phase, the Contract Value accrues Interest Credits on a tax-deferred basis based on the Segment Options that you select. If you select Index-Linked Segment Options, the Interest Credits may be positive or negative based on the performance of the referenced Index. The Contract Value may also grow on a tax-deferred basis based on a declared Annual Interest Rate associated with a Fixed Segment Option. You will be taxed on contract gains when you make a Withdrawal or receive an Annuity Payment. Contract withdrawals are subject to an Equity Adjustment and an Interest Adjustment, and, during the first six years of the Contract, a Withdrawal Charge of up to 8%.

The Annuity Phase commences when you or a designated payee begin receiving Annuity Payments under the Contract. At the start of the Annuity Phase, you can choose a Settlement Option offered under the Contract. Annuity Payments will start on the Annuity Date and continue based on the Settlement Option you elect. The Contract offers Annuity Payments based on the life of the Annuitant or Joint Annuitant or on any other basis acceptable to the Company. The payment period ends when we make the last Annuity Payment under your selected Settlement Option.

Purchase Payment

The Purchase Payment is the amount you pay to us under your Contract. The minimum Purchase Payment is $10,000 without prior approval by the Company. The Purchase Payment cannot exceed $1,000,000 without prior approval by the Company. We do not accept additional Purchase Payments.

Once we receive your Purchase Payment and all necessary information in Good Order at our Administrative Office, we issue the Contract and allocate your payment to the Holding Account. A request is in Good Order if it contains all the information we require to process the request. If you do not give us all the information we need, we will contact you or your Financial Professional. If for some reason we are unable to complete this process within five Business Days, we either return your Purchase Payment or obtain your permission to hold it until we get all the necessary information. Our Business Day closes at 4:00 pm Central Time.

If you have questions about the information we require, or whether you can submit certain information by fax, email, or over the web, please contact our Administrative Office.

We do not begin processing your application or Purchase Payment until we receive it at our Administrative Office. A Purchase Payment is “received” when it arrives at our Administrative Office at the address for mailing checks listed at the back of this prospectus regardless of how or when you submitted the payment. If we receive a Purchase Payment at the wrong address, we will send it to the address listed at the back of this prospectus, which may delay processing.

We are not liable for applications that we do not receive. A manually signed application sent by fax, email or over the web is considered the same as an application delivered by mail. Our electronic systems (fax, email or website) may not always be available; any electronic system can experience outages or slowdowns which may delay application processing. Although we have taken precautions to help our system handle heavy use, we cannot promise complete reliability. If you experience problems, please submit your application by mail to our Administrative Office. We reserve the right to discontinue or modify our electronic application policy at any time and for any reason.

Allocation of Purchase Payment

You may allocate your Purchase Payment to any available Segment Option based on the Segment Allocation Percentages you select. Your Segment Allocation Percentages must be whole percentages ranging from 0% to 100%, and the sum of the Segment Allocation Percentages must equal 100% at all times. You must submit your Segment Allocation Percentages on the Segment Allocation Form with your application, which will establish your Segment Allocation Percentages on the Contract Date. After the Contract Date, you may change your Segment Allocation Percentages by providing us Notice. Please see the “Transfers” section for details on how to transfer among available Segment Options after the initial Segment Term Period.

On the Contract Date, the Purchase Payment will be placed in the Holding Account where it will earn daily interest at a rate equal to the daily Holding Account Fixed Interest Rate. The Purchase Payment will be held in the Holding Account and accrue interest from the Contract Date to the day before the Segment Start Date. Contracts which have been issued through the end of the Business Day prior to a scheduled Segment Start Date will participate in that Segment Start Date. Contracts which have been issued on or after a scheduled Segment Start Date will participate in the following Segment Start Date. On the Segment Start Date, your Contract Value in the Holding Account will be transferred to the Segment Options based on the Segment Allocation Percentages you select. Please see Section 2 “Setting Your Segment Start and End Date” for details on how Segment Start Dates are determined.

Right to Cancel

You will have 20 days to review your Contract after you receive it. State variations may apply and require that you have more than 20 days to review the Contract (See the “State Specific Contract Considerations” section for more information). Surrendering the Contract during the Right to Cancel Period could have tax consequences. Please consult with your Financial Professional and/or tax advisor for more information.

8. The Segment Options

The following Segment Options are currently available for allocation during the Accumulation Phase:

Segment Option	Index	Segment Term	Protection Level
Buffer Segment Options:
1	S&P 500	1-year	10%
2	S&P 500	2-year	10%
3	Russell 2000	1-year	10%
4	Russell 2000	2-year	10%
5	MSCI EAFE	1-year	10%
6	MSCI EAFE	2-year	10%
7	S&P 500	6-year	20%
8	Performance Blend (S&P 500, Russell 2000, MSCI EAFE)	6-year	10%
Floor Segment Options:
9	S&P 500	1-year	10%
10	S&P 500	2-year	10%
11	Russell 2000	1-year	10%
12	Russell 2000	2-year	10%
13	MSCI EAFE	1-year	10%
14	MSCI EAFE	2-year	10%
Fixed Segment Options:
15	N/A	1-year	N/A

In the above table, “N/A” denotes Not Applicable.

You may elect a Segment Option with a six-year Segment Term Period only during the first Contract Year. The Performance Blend Segment Option is available only as a Buffer Segment Option with a six-year Term Period. Six-year Segment Options are not available for renewal. Two-Year Segment Options are not available for renewal after the first six Contract Years.

Fundamentals of a Buffer Segment Option

A Buffer Rate establishes the amount of negative index performance that we will absorb before we apply a negative Interest Credit to the Segment Value. A negative Interest Credit will apply for any decline in the Reference Index in excess of the Buffer Rate. Theoretically, a Buffer Segment Option with a 10% Buffer may result in a negative Interest Credit as high as 90% of the Segment Value. Consequently, selecting a Segment Option that offers a Buffer Rate rather than one of the Segment Options with a Floor Rate may result in a larger negative Interest Credit during periods of steep declines in the stock market.

Interest Credits for a Buffer Segment Option are calculated using the point-to-point method as a percentage change in the value of the Reference Index from the Segment Start Date to the Segment End Date. A Buffer Segment Option will have the following crediting factors which will determine the Interest Credit:

•	Cap Rate – Maximum positive Index Change we will use in the calculation of the Interest Credit;

•	Participation Rate – Percentage multiplied by a positive Index Change subject to the Cap Rate to calculate the Interest Credit;

•	Index Allocation Percentages – The percentages used to calculate the portion of Index Change from each Index that will be used in the Aggregate Index Change for our Performance Blend Segment Option;

•	Segment Term Period – Period of time over which the change in the Reference Index is calculated;

•	Buffer Rate – Maximum negative Index Change the Company will absorb before applying a negative Interest Credit to your Segment Value; and

•	Index Price – Closing price of the Reference Index on a Segment Start Date and Segment End Date we will use in calculating the Index Change.

The following grid describes how the Cap Rate, Participation Rate and Buffer Rate will impact the Interest Credit depending on Index performance:

Index Change	Interest Credit (payoff profile)
Index Change or Aggregate Index Change over the Segment Term Period is greater than or equal to the Cap Rate	Cap Rate multiplied by the Participation Rate

Index Change or Aggregate Index Change over the Segment Term Period is less than the Cap Rate but greater than zero	Index Change or Aggregate Index Change multiplied by the Participation Rate

Index Change or Aggregate Index Change over the Segment Term Period is less than zero by an amount that is less than the Buffer Rate(1)	Zero

Index Change or Aggregate Index Change over the Segment Term Period is less than zero by an amount that is more than the Buffer Rate(1)	Buffer Rate minus Index Change or Aggregate Index Change

(1)	Buffer Rate is expressed as an Absolute (Positive) Amount

The following examples illustrate how we calculate Interest Credits based on different levels of Index Change. All the examples assume no Withdrawals.

Example 1

For the four scenarios below, assume the following:

•	Cap Rate = 15%

•	Participation Rate = 100%

•	Segment Term Period = 1-Year

•	Buffer Rate = 10%

Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Change	Interest Credit
Scenario 1	2,000	2,500	25%	15% (= 15% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	0%
Scenario 4	2,000	1,500	-25%	-15% (= -25% + 10%)

Example 2

For the four scenarios below, assume the following:

•	Cap Rate = 60%

•	Participation Rate = 100%

•	Segment Term Period = 6-Year

•	Buffer Rate = 20%

Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Change	Interest Credit
Scenario 1	2,000	3,500	75%	60% (= 60% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	0%
Scenario 4	2,000	1,500	-25%	-5% (= -25% + 20%)

Example 3

For the four Performance Blend Segment scenarios below, assume the following:

•	Cap Rate = 60%

•	Participation Rate = 100%

•	Index Allocation Percentage 1 = 50%

•	Index Allocation Percentage 2 = 30%

•	Index Allocation Percentage 3 = 20%

•	Segment Term Period = 6-Year

•	Buffer Rate = 10%

	Index X		Index Y		Index Z
Scenario	Index Price on Segment Start Date	Index Price on Segment End Date	Index Price on Segment Start Date	Index Price on Segment End Date	Index Price on Segment Start Date	Index Price on Segment End Date	Aggregate Index Change		Interest Credit
1	70	105	1,500	2,475	2,000	3,500	67	%(1)	60% (=60% x 100%)(2)
2	70	77	1,500	1,575	2,000	1,850	5%		5% (= 5% x 100%)
3	70	65.8	1,500	1,372.5	2,000	1,940	-5%		0%
4	70	58.8	1,500	1,050	2,000	1,600	-20%		-10% (= - 20% + 10%)
(1)	Index X had an individual index change of (105/70)-1 = 50%, Index Y had an individual index change of (2475/1500)-1 = 65%, and Index Z had an individual index change of (3500/2000)-1 = 75%. Therefore, Index Z was the best performing index and uses Index Allocation Percentage 1. Index Y was the second best performing index and uses Index Allocation Percentage 2. Index X was the third best performing index and uses Index Allocation Percentage 3. The Aggregate Index Change is equal to (75% x 50%) + (65% x 30%) + (50% x 20%) = 67%
(2)	Because the Aggregate Index Change is positive and above the Cap Rate, the Interest Credit is equal to the Cap Rate times the Participation Rate

The portion of a Purchase Payment allocated to a Buffer Segment Option is placed in the Separate Account, where it is invested in a combination of debt securities and derivative instruments that hedge market risks associated with the Company’s contractual obligation to pay Interest Credits on the Segment End Date based on the performance of the referenced Index. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Fundamentals of a Floor Segment Option

A Floor Rate establishes the maximum amount of negative Index Change that may be applied in the calculation of Interest Credits to the Segment Value. The Interest Credit may be negative if the value of the Reference Index on which the Segment Option is based declines.

Interest Credits for a Floor Segment Option are calculated using the point-to-point method as a percentage change in the value of the Reference Index from the Segment Start Date to the Segment End Date. A Floor Segment Option will have the following crediting factors which will determine the Interest Credit:

•	Cap Rate – Maximum positive Index Change we will use in the calculation of the Interest Credit;

•	Participation Rate – Percentage multiplied by a positive Index Change, subject to the Cap Rate, to calculate the Interest Credit;

•	Segment Term Period – Period of time over which the change in the Reference Index is calculated;

•	Floor Rate – Maximum negative Index Change we will use in the calculation of the Interest Credit; and

•	Index Price – Closing price of the Reference Index on a Segment Start Date and Segment End Date we will use in calculating the Index Change.

The following grid describes how the Cap Rate, Participation Rate and Floor Rate will impact the Interest Credit depending on Index performance:

Index Change	Interest Credit (payoff profile)
Index Change over the Segment Term Period is greater than or equal to the Cap Rate	Cap Rate multiplied by Participation Rate

Index Change over the Segment Term Period is less than the Cap Rate but greater than zero	Index Change multiplied by Participation Rate

Index Change over the Segment Term Period is less than zero by an amount that is less than the Floor Rate(1)	Index Change

Index Change over the Segment Term Period is less than zero by an amount that is greater than the Floor Rate(1)	Floor Rate(1)

(1)	Floor Rate is expressed as an Absolute (Negative) Amount

The following examples illustrate how we calculate Interest Credits based on different levels of Index Change. All the examples assume no Withdrawals.

Example 4

For the four scenarios below, assume the following:

•	Cap Rate = 15%

•	Participation Rate = 100%

•	Segment Term Period = 1-Year

•	Floor Rate = 10%

Scenario	Index Price on Segment Start Date	Index Pricing on Segment End Date	Index Change	Interest Credit
Scenario 1	2,000	2,500	25%	15% (= 15% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	-5%
Scenario 4	2,000	1,500	-25%	-10%

Example 5

For the four scenarios below, assume the following:

•	Cap Rate = 20%

•	Participation Rate = 100%

•	Segment Term Period = 2-Year

•	Floor Rate = 10%

Scenario	Index Price on Segment Start Date	Index Pricing on Segment End Date	Index Change	Interest Credit
Scenario 1	2,000	2,500	25%	20% (= 20% x 100%)
Scenario 2	2,000	2,100	5%	5% (= 5% x 100%)
Scenario 3	2,000	1,900	-5%	-5%
Scenario 4	2,000	1,500	-25%	-10%

The portion of a Purchase Payment allocated to a Floor Segment Option is placed in the Separate Account, where it is invested in debt securities and derivative instruments that hedge market risks associated with the Company’s obligation to pay Interest Credits on the Segment End Date, based on the performance of the referenced Index. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Fundamentals of a Fixed Segment Option

A Fixed Segment Option guarantees the rate of interest that will be credited to the Segment Value. The Interest Credit to a Fixed Segment Option cannot be negative. A Fixed Segment Option will have the following Crediting Factors which will determine the Interest Credit:

•	Segment Term Period – Period of time over which the declared Annual Interest Rate is applicable; and

•	Annual Interest Rate – Rate of interest that will be credited daily to a Fixed Segment Option.

Example 6

Assume the Annual Interest Rate for a 1-year Segment Term Period is 2%.

•	The Segment Value on the Segment Start Date = $100,000; and

•	The Segment Value halfway through the Segment Term Period = $100,000 * (1 + 0.02) ^ 0.5 = $100,995.05.

The portion of a Purchase Payment allocated to a Fixed Segment Option is placed in the Separate Account, where it is invested in debt securities. You do not participate in the investment performance of the Separate Account; nor do you have any claim on the assets held in the Separate Account.

Cap Rates

Cap Rates establish the maximum positive Index performance used to calculate Index Credits for Index-Linked Segment Options before the Participation Rate is applied. The initial Cap Rate is guaranteed for the first Segment Term Period only. New Cap Rates will become effective on each Segment Start Date. The Cap Rate for each Buffer Segment Option and Floor Segment Option is guaranteed never to be less than the Minimum Cap Rate of 2% for the 1-year Segment Term Periods and 4% for the 2-year Segment Term Periods. 6-year Segment Options are not renewable.

Cap Rates vary due to a number of factors, including changes in the market price of derivative instruments that the Company purchases to hedge market risks associated with it contractual obligation to apply Interest Credits to Index-Linked Segment Options. These price variations may be significant.

You will not know the Cap Rate for any Index-Linked Segment Option on the date the Contract is issued. But through our Initial Segment Term Period Bailout Provision, we will provide you a bailout Cap Rate that will be specified in your Contract schedule. If the declared Cap Rate for a Segment Option to which you have allocated Contract Value is lower than the bailout rate specified in your Contract schedule, you may cancel your Contract for sixty (60) days after your Contract Date and received your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information).

The Company determines daily indicative Cap Rates at the end of each Business Day for Segment Options and publishes them on our website, {www.athene.com/dailyrates}. These indicative rates provide an estimate of how the Cap Rates may be set on the Initial Segment Start Date, but they should not be construed as any guarantee of or limitation on how Athene may set the Cap Rates used for your Contract. We reserve the right not to publish daily rates for any reason we choose.

After the initial Segment Term Period has ended, we will notify you of the Cap Rate for each available Segment Option at least fifteen calendar days prior to the new Segment Start Date.

We will notify you of the Cap Rates for subsequent Segment Term Periods at least fifteen calendar days prior to your Segment End Date. The Cap Rate for a new Segment Term Period may be higher, lower or equal to the Cap Rate for the current Segment Term Period. You risk the possibility that the Cap Rate declared for a new Segment Term Period will be lower than you would find acceptable. You will have the choice of continuing in the Segment Option with the new Cap Rate or transferring your Segment Value to another available Segment Option. If the new Cap Rate is less than you find acceptable, you must give us Notice of any Transfer request no later than two Business Days prior to your next Segment Start Date. If you do not provide us a Transfer request or withdraw the Segment Value, you will stay in your current Segment Option subject to the new Cap Rate for the new Segment Term Period.

Participation Rate

The Participation Rate is a percentage that is multiplied by a positive Index Change, subject to the Cap Rate, to calculate the Interest Credit. The initial Participation Rate is guaranteed for the first Segment Term Period only. A new Participation Rate will become effective on each Segment Start Date. The Participation Rate for each Buffer Segment Option and Floor Segment Option is guaranteed to never be less than the Minimum Participation Rate of 100%.

Participation Rates vary due to a number of factors, including changes in the market price of derivative instruments that the Company purchases to hedge market risks associated with it contractual obligation to apply Interest Credits to Index-Linked Segment Options. These price variations may be significant.

You will not know the Participation Rate for any Index-Linked Segment Option on the date the Contract is issued. But through our Initial Segment Term Period Bailout Provision, we will provide you a bailout Participation Rate that will be specified in your contract schedule. If the declared Participation Rate for a Segment Option to which you have allocated Contract Value is lower than the bailout rate specified in your Contract schedule, you may cancel your Contract for sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information).

The Company determines daily indicative Participation Rates at the end of each Business Day for Segment Options and published them on our website, {www.athene.com/dailyrates}. These indicative rates provide an estimate of how the Participation Rates may be set on the Initial Segment Start Date, but they should not be construed as any guarantee of or limitation on how the Company may set the Participation Rates used for your Contract. We reserve the right not to publish daily rates for any reason we choose.

After the initial Segment Term Period has ended, we will notify you of the Participation Rate for each available Segment Option at least fifteen calendar days prior to the new Segment Start Date.

We declare a new Participation Rate for each new Segment Term Period of a Segment Option. The Participation Rate for a new Segment Term Period may be higher, lower or equal to its Participation Rate for the current Segment Term Period. If it is lower, it will reduce your opportunity to receive a positive Interest Credit. You risk the possibility that the Participation Rate declared for a new Segment Term Period will be lower than you would find acceptable. We will notify you of the new Participation Rate at least fifteen calendar days prior to your Segment End Date. You will have the choice of continuing in the Segment Option with the new Participation Rate or transferring your Segment Value to another available Segment Option. If the new Participation Rate is less than you find acceptable, you must give us Notice of your requested Transfer no later than two Business Days prior to your Segment Start Date. You may also request a Withdrawal of the Segment Value on the Segment End Date. If you do not provide us a Transfer request or withdraw the Segment Value you will stay in your current Segment Option subject to the new Participation Rate for the next Segment Term Period.

Annual Interest Rate

The Annual Interest Rate is used in the calculation of Interest Credits for the Fixed Segment Options. It is the rate of interest that is credited to the Segment Value over the Segment Term Period. The initial Annual Interest Rate is guaranteed for the first Segment Term Period only. If the Annual Interest Rate declared for the first Segment Term Period for a Segment Option to which you have allocated Contract Value is lower than the bailout rate specified in your Contract schedule, you may cancel your contract for sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals (see “Initial Segment Term Period Bailout Provision” for more information). A new Annual Interest Rate will become effective on each Segment End Date. The Annual Interest Rate for each Fixed Segment Option is guaranteed to never be less than the Minimum Annual Interest Rate of 0.25%.

We declare a new Annual Interest Rate for each new Segment Term Period of a Fixed Segment Option. The Annual Interest Rate for a new Segment Term Period may be higher, lower, or equal to the Annual Interest Rate for the current Segment Term Period. You risk the possibility that the Annual Interest Rate declared for a new Segment Term Period will be lower than you would find acceptable. We will notify you of the new Annual Interest Rate at least fifteen calendar days prior to your Segment End Date. You will have the choice of continuing in the Segment Option with the new Annual Interest Rate, transferring your Segment Value to another available Segment Option or withdrawing the Segment Value. If the new Annual Interest Rate is less than you find acceptable, you must give us Notice of a Transfer request no later than two Business Days prior to your Segment Start Date. If you do not inform us that you want to Transfer your Segment Value to another Segment Option or withdraw the Segment Value, you will stay in your current Segment Option subject to the new Annual Interest Rate for the next Segment Term Period.

Segment Term Period

The Segment Term Period for each Segment Option will be shown on the Contract schedule. Segment Term Periods are one, two, or six years. Segment Options with six-year Segment Term Periods are not renewable. Upon expiration of each Segment Option with one and two-year Segment Term Periods, a new Segment Term Period will begin. Segment Options beyond the Withdrawal Charge Period will be limited to one-year Segment Term Periods. Please see the “Setting Your Segment Start and End Date” section for further details.

Setting the Cap Rates, Participation Rates, Segment Fee, and Annual Interest Rates

The Company retains the right to change the current Cap Rate, Participation Rate, and Annual Interest Rate for each applicable Segment Option on a Segment End Date at its discretion, subject to the Minimum Cap Rate, Minimum Participation Rate, and Minimum Annual Interest Rate for each Segment Option. The Company considers a number of factors when determining whether to make such a change, including, but not limited to, the following:

•	Changes in derivative, equity, and/or fixed income instrument valuations;

•	Increases in hedging costs that have an impact on the Company’s ability to offer the Contract;

•	Derivative market changes that impact availability and structure of derivative instruments used to hedge market risk associated with the reference Indices;

•	Negative fixed income instrument default experience realized by the Company;

•	Changes in Company and/or Contract cost structure due to regulatory or other business management concerns; and

•	Unanticipated Owner experience that varies from our actuarial assumptions.

We manage the market risk associated with our obligation to provide Interest Credits in part by trading call and put options and other derivative instruments on the available Indices. The costs of the call and put options and other derivative instruments vary based on market conditions, and we may adjust future Cap Rates and Participation Rates based on these changes. You bear the risk that we may reduce the Cap Rate and Participation Rates for future Segment Term Periods, which will reduce the amount of positive Interest Credit that you may receive. We determine the applicable Cap Rate and Participation Rate for each Segment Option at our sole discretion.

We also consider various factors in determining the Floor Rates, Buffer Rates, Segment Fees, and Annual Interest Rates at the time we issue the Contract, including available investment returns, the cost of our risk management techniques, sales commissions, administrative expenses, regulatory and tax requirements, general economic trends, and competitive factors. We determine the Floor Rates, Buffer Rates, Segment Fees, and Annual Interest Rates at our sole discretion.

Initial Segment Term Period Bailout Provision

We declare the Cap Rate, Participation Rate and Annual Interest Rate for the initial Segment Term Period on the Segment Start Date. You will not know the applicable rates at the time you purchase your Contract. But if the declared Cap Rate, Participation Rate or Annual Interest Rate for a Segment Option to which you have allocated Contract Value is lower than the bailout rate specified in your Contract Schedule, you may cancel the Contract during the first sixty (60) days after your Contract Date and receive your Purchase Payment less any Withdrawals. These bailout rates will be available to you when you submit your application.

Taking advantage of this provision may have tax consequences. You should consult your Financial Professional and/or tax advisor for more information.

9. Transfers on Segment End Dates

Transfers Between Segment Options by Request

At least fifteen calendar days prior to the Segment End Date, we will notify you of the Cap Rates, Participation Rates, and Annual Interest Rates applicable to available Segment Options for the next Segment Term Period. Cap Rates, Participation Rates, and Annual Interest Rates applicable to a new Segment Term Period may not match the Cap Rates, Participation Rates, and Annual Interest Rates for newly issued policies. If you want to transfer Segment Value to one or more Segment Option(s), you must Notify us at least two Business Days prior to the next Segment Start Date. Each Segment Option from which you transfer Contract Value must be at the end of a Segment Period Term. If you do not provide us Notice requesting a transfer or withdraw the Segment Value on the Segment End Date, your Contract Value will remain in the same Segment Option(s) subject to the new Cap Rates, Participation Rates, and Annual Interest Rates, as applicable. Cap Rates, Participation Rates, and Annual Interest Rates for the new Segment Term Period will not change from the date you receive the renewal letter to the next Segment Start Date.

Segment Options with a six-year Segment Term Period are not renewable. If you do not request a transfer of the Segment Value of an expiring Segment Option with a six-year Segment Term Period or withdraw the Segment Option Value, we will allocate the Segment Option Value to the Fixed Segment Option with the shortest Segment Term Period. Segment Options beyond the Withdrawal Charge Period will be limited to one-year Segment Term Periods. Segment Options with a two-year Segment Term Period expiring on or after the last day of the Withdrawal Charge Period will automatically transfer the Segment Option Value to their one-year counterparts at the end of the Segment Term Period, unless you instruct otherwise.

Optional Automatic Rebalancing

Your Contract features an Optional Automatic Rebalancing (OAR) program. The OAR program is intended to reestablish the most recent allocation instructions, if circumstances allow. If selected on the application, the allocations amongst Segment Options will rebalance at each Segment End Date within the first six Contract Years, or until you instruct otherwise. You can cancel or modify the OAR program anytime up until two Business Days prior to the next Segment Start Date by Notifying us. The OAR program will terminate at the end of the sixth Contract Year. We reserve the right to terminate the OAR program at any time for any reason.

At each Segment End Date, during the Accumulation Phase, we will automatically rebalance your Contract Value among the Segment Options based on your most recent allocation instructions that we have on file, or the allocation applied on the Contract Date if you have not made any additional allocation change requests. This means, for example, that if your allocation instructions require that 50% of your Contract Value be allocated to the S&P 500® Price Return Index and 50% of your Contract Value be allocated to the Russell 2000® Price Return Index, each in 1-Year Buffer Segment Options, we will transfer your Segment Values between those Segment Options on the Segment End Date so that 50% of your Contract Value has been allocated to the S&P 500® Price Return Index 1-Year Buffer Segment Option and 50% of your Contract Value has been allocated to the Russell 2000® Price Return Index 1-Year Buffer Segment Option following the transfer.

You may change your Segment Allocation Percentages at any time by providing us Notice. If the new instructions are received at least two business days prior to a Segment Start Date, they will be effective as of that Segment Start Date, otherwise they will be effective as of the next Segment Start Date.

If your Contract Value is allocated across Segment Options with different Segment End Dates, some Segment Options will not rebalance. To the extent that Segment End Dates in multiple Segment Options align, funds within those Segment Options will be reallocated to the most recent allocation instructions we have on file pro rata at the next Segment End Date.

Example 7

The Contract is issued (in Good Order) when funds equal to $100,000 are received on the 4th of the month. The next available Segment Start Date is on the 10th of that month. The funds will be immediately allocated to the Holding Account and accumulate at a Holding Account Fixed Interest Rate of 2%. $100,000 accumulated with six days of interest (from the 4th through the 9th) equates to $100,032.56 = $100,000 * (1 + 2%)^6/365. On the 10th of the month, $100,032.56 will be allocated to the Segment Options in accordance with the Segment Allocation Percentages specified in the Segment Allocation Form. The table below shows an example allocation.

Strategy Method	Floor or Buffer Rate	Segment Term Period	Index	Allocation %	Value on Segment Start Date
Fixed	—	—	—	10%	$10,003.26
Floor	10%	1-Year	S&P 500	20%	$20,006.51
Buffer	10%	1-Year	Russell 2000	20%	$20,006.51
Buffer	10%	2-Year	S&P 500	40%	$40,013.02
Buffer	20%	6-Year	S&P 500	10%	$10,003.26
Total				100%	$100,032.56

The next two tables show how the Optional Automatic Rebalancing Feature would affect the segment allocations one year after the initial Segment Start Date when the 1-Year Segment Options are renewing.

•	Assume the closing price of S&P 500 Index on 1/10/2019 is 2,000;

•	Assume the closing price of S&P 500 Index on 1/10/2020 is 2,500;

•	Assume the closing price of Russell 2000 Index on 1/10/2019 is 1,000;

•	Assume the closing price of Russell 2000 Index on 1/10/2020 is 1,090;

•	Fixed Segment Annual Interest Rate = 2%;

•	Segment Fee for all Segments = 0.95%.

In this example only the 1-year S&P 500 Segment Option, the 1-Year Russell 2000 Segment Option and the Fixed Segment Option will have a 1/10/2019 Segment End Date and, therefore are eligible for rebalancing.

Segment Allocations before OAR for Segments Being Rebalanced

Strategy Method	Floor/ Buffer Rate	Segment Term Period	Cap Rate / Participation Rate	Segment Fee	Index	Allocation	Value on Segment Start Date	Value on Segment End Date
Fixed	—	—	—		—	20%	$10,003.26	$10,203.32	(1)
Floor	10%	1-Year	15% / 100%	0.95%	S&P 500	40%	$20,006.51	$22,788.92	(2)
Buffer	10%	1-Year	10% / 100%	0.95%	Russell 2000	40%	$20,006.51	$21,599.93	(3)
Total						100%	$50,016.28	$54,592.17

(1)	$10,003.26 x (1 + 2%)
(2)	($20,006.51 – Segment Fee) x Min[Index Return, Cap Rate) x Participation Rate = ($20,006.51 – $190.06) x Min ( 25%, 15%)x100%
(3)	($20,006.51 – Segment Fee) x Min[Index Return, Cap Rate) x Participation Rate = ($20,006.51 – $190.06) x Min (9%, 10%)x100%

Segment Allocations after OAR for Segments Being Rebalanced

Strategy Method	Floor/ Buffer Rate	Segment Term Period	Index	Segment Fee	Allocation (Pre-OAR)	Value on Segment End Date (Pre-OAR)		Allocation (Post-OAR)	Value on Segment End Date (Post-OAR)
Fixed	—	—	—		18.7%	$10,203.32	(1)	20%	$10,918.43	(4)
Floor	10%	1-Year	S&P 500	0.95%	41.7%	$22,788.92	(2)	40%	$21,836.87	(5)
Buffer	10%	1-Year	Russell 2000	0.95%	39.6%	$21,599.93	(3)	40%	$21,836.87	(5)
Total					100%	$54,592.17		100%	$54,592.17

(4)	$54,592.17 x 20%
(5)	$54,592.17 x 40%

10. Contract Values

Withdrawals from Contract Value will be subject to an Interim Value calculation and the deduction of any applicable Withdrawal Charge. The proceeds you receive from the Withdrawal in the form of a partial withdrawal, a surrender of the Contract, or the payment of the Death Benefit will be calculated by applying the Interim Value calculation to the Contract Value as described below and deducting from the Interim Value any applicable Withdrawal Charge.

We will calculate your Interim Value at the end of each Business Day and will publish the value on our website {www.athene.com} on the following Business Day. We reserve the right to not publish the Interim Value for any reason we choose. You may determine the Interim Value as of the previous Business Day by calling our Administrative Office. The Interim Value is equal to the sum of the Segment Interim Values.

Contract Value

Contract Value at any time is equal to the sum of the Segment Values.

Segment Value

The Segment Value for any Segment Option on the initial Segment Start Date is the amount of the Holding Account allocated to the Segment Option. On any other day, your Segment Value for a Segment Option is equal to A - B - C + D + E - F, where:

A	is the Segment Value as of the previous day;

B	is any Withdrawals deducted from the Segment Option on this date;

C	is the Segment Fee amount deducted from the Segment Option on this date;

D	is the amount of Interest Credit applied to the Segment Option on this date;

E	is any amount transferred from your Contract’s other Segment Options to this Segment Option on this date; and

F	is any amount transferred from this Segment Option to your Contract’s other Segment Options on this date.

Under normal circumstances Interest Credits will be applied and transfers to and from a Segment Option will occur only on a Segment End Date.

We apply Interest Credits to each Segment Option and make any requested transfer of Segment Value on the Segment End Date. Interest Credit applied to your Segment Value and any transfer request will be reflected on your next account statement. You may determine the amount of any Interest Credit that has accrued to any Fixed Segment Option after the last Segment End Date by calling our Administrative Office. Unless you have requested Transfers or rebalancing, your Segment Value at the beginning of the new Segment Term Period will equal your Segment Value as of the Segment End Date after the application of the Interest Credit.

Segment Interim Value

The Interim Value calculation consists of two parts: an Interest Adjustment and an Equity Adjustment, which are calculated separately for each Segment Option to which you allocate Contract Value. The Interest Adjustment applies to any Withdrawal taken during the first six Contract Years from an Index-Linked, or Fixed Segment Option. The Equity Adjustment applies to any Withdrawal taken from an Index-Linked Segment Option on a day other than a Segment End Date. The Segment Interim Value is equal to the Segment Value adjusted for any applicable Interest Adjustment and Equity Adjustment.

The purpose of the Interim Value calculation is to approximate changes in the market value of debt securities and derivative instruments, supporting your Contract, which we sell to fund the Withdrawal. The Interest Adjustment, which may be positive or negative, reflects changes in the value of debt instruments based on changes in the market interest rate. The Equity Adjustment, which also may be positive or negative, reflects the changes in the value of derivative instruments that hedge market risks associated with our contractual obligation to apply Interest Credits to Index-Linked Segment Options, based on the performance of the referenced Index on the Segment End Date. The Withdrawal proceeds you receive will reflect positive or negative adjustments assessed by way of any applicable Interest Adjustment and Equity Adjustment as well as the deduction of any applicable Withdrawal Charge.

On any day, the Segment Interim Value for an Index-Linked Segment Option is equal to A + B + C, where:

A	is the Segment Value on of this date;

B	is any applicable Interest Adjustment on this date; and

C	is any applicable Equity Adjustment on this date.

The Equity Adjustment is equal to zero on any Segment End Date.

On any day, the Segment Interim Value for any Fixed Segment Option is equal to A + B, where:

A	is the Segment Value on this date; and

B	is any applicable Interest Adjustment on this date.

For examples of how we calculate the Segment Interim Value, please see Appendix A.

Interest Adjustment

The Company invests in fixed income assets to support the value of the Segment Options. Upon any Withdrawal, including annuitization, death, partial withdrawal, or surrender, the Company must sell a portion of these assets. The Interest Adjustment approximates the change in value of the fixed income assets that are sold to fund any distribution from the Contract. It is applied consistently across all Segment Options available in the Contract and does not relate specifically to any particular fixed income assets supporting the Contract. The Interest Adjustment applies only during the first six Contract Years (when a Withdrawal Charge may apply). The Interest Adjustment is equal to zero after the expiration of the Withdrawal Charge Rate Schedule.

On any day, the total Interest Adjustment for any Segment Option equals (A x B) where:

A	is the Segment Value on this date, immediately prior to any Withdrawal; and

B	is the Interest Adjustment Factor.

The Interest Adjustment Factor for any Segment Option equals (RN/12 - 1), where:

N	= is the number of complete months remaining before the Withdrawal Charge Rate Schedule expires; and

R	= is equal to (1 + A) / (1 + B), where:

A	is the Beginning Interest Adjustment Index Value; and

B	is the Closing Interest Adjustment Index Value.

The Beginning Interest Adjustment Index Value is equal to the closing price of the Interest Adjustment Index on the Contract Date. The Closing Interest Adjustment Index Value is equal to the closing price of the Interest Adjustment Index on the day we calculate the Segment Interim Value. The Interest Adjustment Index is the 7 Year Point on the A Rated US Bloomberg Fair Value Curve.

If the closing price of the Interest Adjustment Index on the day the Interest Adjustment is calculated is greater than the closing price of the index on the Contract Date, the Interest Adjustment will be negative and will decrease the Segment Interim Value. If the closing price of the Interest Adjustment Index on the day the Interest Adjustment is calculated is less than the than the closing pricing of this Index on the Contract Date, the Interest Adjustment will be positive and will increase the Segment Interim Value.

You may obtain the daily price of the Interest Adjustment Index by contacting us. We will publish information about the price on our public website. If a closing price of the Interest Adjustment Index is not available on any day for which a closing price is needed, then the closing price as of the first preceding Business Day for which a closing price is available will be used.

If the Interest Adjustment Index is discontinued, we are unable for any reason to utilize it, or the calculation of these values are substantially changed, we may substitute another method of determining the values that will be used in the above calculation and will inform you of such change at your last known address on file with us.

Equity Adjustment

The Equity Adjustment is designed to approximate the change in market value of the derivative instruments that hedge risks associated with our obligation to apply Interest Credits to Index-Linked Segment Options, based on the performance of the Reference Index on the Segment End Date. It does not relate to any particular derivative instrument(s) supporting the Contract. The adjustment accounts for the applicable Cap Rate, Participation Rate, Index Allocation Percentages, Buffer Rate or Floor Rate by using the Black-Scholes pricing model to track the value of a hypothetical set of derivatives on days other than a Segment End Date. The inputs used in the Black-Scholes method are consistent with market prices that reflect the estimated cost of exiting the hypothetical derivatives before the Segment End Date. At any point in time, the difference in the value of the hypothetical derivatives on this date and on the Segment Start Date is equal to the Equity Adjustment factor. The Equity Adjustment may be negative even when the value of the Reference Index has increased or a decline in the value of the Reference Index is within the amount of the applicable Floor or Buffer.

On any Segment End Date, the Equity Adjustment will be equal to zero and will not result in any adjustment to a Withdrawal. You may avoid an Equity Adjustment by taking Withdrawals on a Segment End Date.

The total Equity Adjustment for any Index-Linked Segment Option equals (A x B) where:

A	is the Segment Value on this date, immediately prior to any Withdrawal; and

B	is the Equity Adjustment Factor applicable to that Segment Option.

The following hypothetical derivatives are utilized in the calculation of the Equity Adjustment Factor for the Buffer Segment Options and/or Floor Segment Options:

•	At-the-money call (ATM Call): This is an option to buy a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date;

•	Out-of-the-money call (OTM Call): This is an option to buy a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date x (1 + Cap Rate);

•	Out-of-the-money put (OTM Put): This is an option to sell a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date x (1 - Buffer Rate) or with a strike price equal to the price of the Index on the Segment Start Date x (1 – Floor Rate), depending on which Segment Option is being evaluated; and

•	At-the-money put (ATM Put): This is an option to sell a position in the Reference Index on the next Segment End Date at a strike price equal to the price of the Index on the Segment Start Date.

For Buffer Segment Options, the value of the derivative instruments is equal to (ATM Call– OTM Call) x Participation Rate – OTM Put. For Floor Segment Options, the value of the derivative instruments is equal to (ATM Call– OTM Call) x Participation Rate – ATM Put + OTM Put.

The Equity Adjustment Factor for any Segment Option is equal to A – B, where:

A	is the value of the derivative instruments on the day we calculate the Segment Interim Value; and

B	is the value of the derivative instruments on the Segment Start Date for the applicable Segment Option.

The Performance Blend Segment Option requires additional steps to determine the Equity Adjustment Factor:

•	For A and B defined above, the value of the derivative instruments for each of the underlying indices is calculated independently using the Black-Scholes Method.

•	Weights are assigned based on the relative value of the derivative instruments across the underlying indices to produce an aggregate derivative instrument value for the Performance Blend Segment Option.

•	50% weight is assigned to the index with the highest value of derivative instruments on the date in question.

•	30% weight is assigned to the index with the second highest value of derivative instruments on the date in question.

•	20% weight is assigned to the index with the lowest value of derivative instruments on the date in question.

For an example of how we calculate Equity Adjustment Factor for a Performance Blend Segment Option, please see Appendix A.

The following Black-Scholes Method inputs are used in the calculation of the Equity Adjustment:

•	Volatility – This input varies with the amount of time remaining in the Segment Term Period and the ratio of the current price to the strike price (referred to as the moneyness of the option) at the time of the calculation.

To derive a volatility input for your Segment Option, we use daily quotes of implied volatility that we receive from independent third-parties. Implied volatility quotes are obtained for two at-the-money options with the closest maturity before and after the Segment End Date of your Segment Option, as well as for the two options with the same maturity as your Segment Option and with the closest moneyness value above and below the moneyness of your Segment Option.

We calculate the implied volatility input of your Segment Option as follows:

(1)	Calculate the implied volatility of an option with the same moneyness as your Segment Option, but with the closest maturity before the Segment End Date by linearly interpolating between:

a.	An option with the closest maturity before the Segment End Date, but with the closest moneyness above the moneyness of your Segment Option; and

b.	An option with the closest maturity before the Segment End Date, but with the closest moneyness below the moneyness of your Segment Option.

(2)	Calculate the implied volatility of an option with the same moneyness as your Segment Option, but with the closest maturity after the Segment End Date by linearly interpolating between:

a.	An option with the closest maturity after the Segment End Date, but with the closest moneyness above the moneyness of your Segment Option; and

b.	An option with the closest maturity after the Segment End Date, but with the closest moneyness below the moneyness of your Segment Option.

(3)	Calculate the implied volatility input for your Segment Option by linearly interpolating between (1) and (2) above.

•	Index Dividend Yield – On a daily basis we will receive the average annual dividend yield across the Reference Index for the Segment Option as provided by an independent third-party.

•	Swap Rate – We use key derivative swap rates provided by an independent third-party. Swap rates are obtained for maturities adjacent to the actual time remaining in the Segment Term Period at the time of the calculation. We use linear interpolation to derive the exact remaining duration rate needed as the input.

Access to your Contract Value

During the Accumulation Phase before the Death Benefit becomes payable under the Contract, you may request a partial withdrawal or surrender your Contract. The minimum Withdrawal you may request from your Contract at any time is $500. Partial withdrawal or surrender will be subject to any applicable Interest Adjustment and an Equity Adjustment, and any partial withdrawals in excess of the Free Withdrawal amount or surrender during the first six Contract Years will also be subject to a Withdrawal Charge. Withdrawals or surrenders may also be subject to income tax, and before age 59.5, an additional 10% federal penalty tax. You should consult your tax advisor before taking a Withdrawal. If you request a partial withdrawal that causes your Contract Value to be less than $2,000, we will treat the request as a surrender of the Contract for the entire Contract Value.

To request a partial withdrawal or surrender, you must submit a Notice in Good Order to our Administrative Office. You must provide the consent of all Owners and irrevocable Beneficiaries before we will process the withdrawal request. Your Notice must specify the amount that is to be withdrawn either as a total dollar amount or as a percentage of the Contract Value.

Values are determined at the end of each Business Day. If we receive a Notice in Good Order by 4:00 pm Central Time on a Business Day, the request will use the values calculated at the end of that Business Day. If we receive a Notice in Good Order after 4:00 pm Central Time, the request will use the values calculated at the end of the next Business Day. All requests received during the same Business Day will be combined for the purpose of calculating Segment Interim Values. Unless you direct otherwise, we will take the withdrawal first from the Fixed Segment Options, beginning with the Fixed Segment Option with the shortest Segment Term Period. To the extent there are not enough funds in the Fixed Segment Options to cover a partial withdrawal, we will deduct the remaining balance from other Segment Options, beginning with Segment Options that have the shortest Segment Term Period. If you have multiple Segment Options with the same Segment Term Period, we will deduct the remaining balance pro rata across those Segment Options.

We may defer payments we make under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral. We will apply interest to the deferred payments, if required by state law.

The following example shows the effect of a Withdrawal, the Equity Adjustment and the Interest Adjustment on the remaining Segment Value and the proceeds paid to the Contract Owner.

Example 8—Effect of a Withdrawal on the Segment Interim Value
Equity Adjustment Factor	-16.89%
Interest Adjustment Factor	2.77%
Contract Value on Last Contract Anniversary	$100,000.00

Immediately Before Withdrawal
Segment Value	$99,525.00
Total Equity Adjustment	$-16,809.77[1]
Total Interest Adjustment	$2,756.84[2]
Segment Interim Value	$85,472.007

Withdrawal
Withdrawal Amount	$20,000.00
Equity Adjustment attributable to the Withdrawal	$-3,378.00[3]
Interest Adjustment attributable to the Withdrawal	$554.00[4]
Withdrawal Charge	$-800.00[5]
Net Withdrawal Amount paid to Contract Owner	$16,376.00

Immediately After Withdrawal
Resulting Segment Value	$80,000.00

(1)	Total Equity Adjustment = 99,525 x -16.89% = (16,809.17)
(2)	Total Interest Adjustment = 99,525 x 2.77% = 2,756.84
(3)	Equity Adjustment attributable to Withdrawal = 20,000 x -16.89% = (3,378)
(4)	Interest Adjustment attributable to Withdrawal = 20,000 x 2.77% = 554
(5)	Assumes 8% Withdrawal Charge applies and that no other Withdrawals have occurred since the last Contract Anniversary. 10% of the 100,000 may be taken without a Withdrawal Charge under the Free Withdrawal provision, so only the remaining 20,000 – 10,000 = 10,000 is charged

Free Withdrawals

A Free Withdrawal is a Withdrawal amount on which no Withdrawal Charges apply. An Interest Adjustment and Equity Adjustment will still apply. The Free Withdrawal amount available in any Contract Year is equal to 10% of the Contract Value as of the previous Contract Anniversary. Any unused portion of the Free Withdrawal amount for a Contract Year cannot be carried over to the following Contract Year.

If the amount of a partial withdrawal in any Contract Year exceeds the Free Withdrawal amount for that Contract Year, the excess Withdrawal will be subject to any applicable Withdrawal Charge. If the Owner surrenders the Contract, a Withdrawal Charge will be applied to any Free Withdrawal previously taken during the same Contract Year.

The Example below shows the effect of the Free Withdrawal amount on the remaining Segment Value and the proceeds paid to the Contract Owner.

Example 9—Effect of a Free Withdrawal on the Segment Interim Value
Equity Adjustment Factor	-16.89%
Interest Adjustment Factor	2.77%
Contract Value on Last Contract Anniversary	$100,000.00

Immediately Before Withdrawal
Segment Value	$99,525.00
Total Equity Adjustment	$-16,809.77[1]
Total Interest Adjustment	$2,756.84 [2]
Segment Interim Value	$85,472.007

Withdrawal
Withdrawal Amount	$10,000.00
Equity Adjustment attributable to the Withdrawal	$-1,689.00[3]
Interest Adjustment attributable to the Withdrawal	$277.00[4]
Withdrawal Charge	$0
Net Withdrawal Amount paid to Contract Owner	$8,588.00

Immediately After Withdrawal
Resulting Segment Value	$90,000

(1)	Total Equity Adjustment = 99,525 x -16.89% = (16,809.17)
(2)	Total Interest Adjustment = 99,525 x 2.77% = 2,756.84
(3)	Equity Adjustment attributable to Withdrawal = 10,000 x -16.89% = (1,689)
(4)	Interest Adjustment attributable to Withdrawal = 10,000 x 2.77% = 277

Required Minimum Distribution

If your Contract is subject to minimum distribution requirements under Internal Revenue Code Section 401(a)(9), any withdrawal of a minimum distribution required under Section 401(a)(9) with respect to the Contract (a “Required Minimum Distribution”), as calculated by us, will not be subject to Withdrawal Charges. Any Withdrawal made to satisfy required minimum distribution requirements will count towards your Free Withdrawal Amount and will be subject to an Equity Adjustment and Interest Adjustment. If the Owner surrenders the Contract, a Withdrawal Charge will be applied to any Free Withdrawal previously taken during the same Contract Year, including any Required Minimum Distribution Withdrawals. Required Minimum Distributions will incur a Withdrawal Charge if the Owner previously took a Withdrawal in the same Contract Year to satisfy the required minimum distribution requirement under this Contract. In this circumstance, the Owner must wait until the next Contract Anniversary to take their Required Minimum Distribution without incurring a Withdrawal Charge.

Confinement Waiver

During the Accumulation Phase after the first Contract Year and before the Death Benefit becomes payable under the Contract, we will waive the Withdrawal Charge on a Withdrawal if the following requirements are met:

•	any Owner (or, if the Owner is a non-natural person, any Annuitant), is confined to a Qualified Care Facility;

•	confinement continues for at least sixty (60) consecutive days;

•	confinement begins at least one year after the Contract Date;

•	confinement is recommended in writing by a Physician; and

•	we receive the Withdrawal request and the Physician’s recommendation no later than ninety (90) days following the date the confinement has ceased.

Any applicable Interest Adjustment and Equity Adjustment will still apply. A “Qualified Care Facility” means a Convalescent Care Facility, Hospice Facility or Hospital as described below:

•	Convalescent Care Facility means an institution which: (i) is licensed by the State as a convalescent nursing facility, a qualified nursing facility, a convalescent hospital, a convalescent unit of a Hospital, an intermediate care facility, or a custodial care facility; and (ii) is primarily engaged in providing, in addition to room and board accommodations, continuous nursing service by or under the supervision of a Physician or a licensed registered nurse (R.N.); and (iii) maintains a daily record of each patient which is available for our review; and (iv) administers a planned program of observation and treatment by a Physician (which for purposes of this provision also cannot be the proprietor or an employee of such facility) which is in accordance with existing standards of medical practice for the confinement.

•	Convalescent Care Facility does not mean a facility, or any part of a facility, used primarily for: rest care, training or education, or the treatment of alcoholism or chemical dependency.

•	Hospice Facility means an institution which provides a formal program of care for terminally ill patients whose life expectancy is less than 6 months, provided on an inpatient basis and directed by a Physician. It must be licensed, certified or registered in accordance with State law.

•	Hospital means an institution which: (i) is licensed as a hospital and operated pursuant to law; and (ii) is primarily engaged in providing or operating (either on its premises or in facilities available to the hospital on a prearranged contractual basis and under the supervision of a staff of one or more duly licensed Physicians) diagnostic and surgery facilities for the medical care and treatment of injured and sick persons on an inpatient basis for which a charge is made; and (iii) provides 24-hour nursing service by or under the supervision of a licensed registered nurse (R.N.).

Hospital does not mean a facility, or any part of a facility, used primarily for: rest care, training or education, or the treatment of alcoholism or chemical dependency.

Physician for purposes of this provision means a doctor of medicine or osteopathy legally authorized to practice medicine by the State in which he/she performs such function. The Physician cannot be you, an Annuitant, a Beneficiary, a Designated Beneficiary, or a member of your, an Annuitant’s, a Beneficiary’s or Designated Beneficiary’s immediate family, including a husband, wife, domestic partner, civil union partner, child, sibling, parent, grandparent, grandchild, cousin, aunt, uncle, niece, nephew and any of their spouses, domestic partners or civil union partners. State for purposes of this provision means each state of the United States of America, as well as the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands, Guam and American Samoa.

We reserve the right to obtain, at any time, an additional opinion or an examination of the ill Owner from a Physician that we designate at our expense. Should this opinion differ from that of the Owner’s Physician, the opinion of our Physician will prevail.

The Confinement Waiver terminates upon the change or addition of an Owner (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through continuation of the contract as a surviving spouse.

This provision may vary by state, please see Appendix B (“State Variation Chart”).

Terminal Illness Waiver

During the Accumulation Phase after the first Contract Year and before the Death Benefit becomes payable, we will waive the Withdrawal Charge on a requested Withdrawal if the following requirements are met:

•	any Owner (or, if the Owner is a non-natural person, any Annuitant), is diagnosed with a Terminal Illness;

•	the initial diagnosis occurs at least one year after the Contract Date; and

•	the Withdrawal request is accompanied by a certification of Terminal Illness prepared by a Physician who has examined the ill Owner and is qualified to provide the certification.

Any applicable Interest Adjustment or Equity Adjustment will still apply.

Terminal Illness means an illness that is expected to cause death within twelve (12) months.

Physician for purposes of this provision means a doctor of medicine or osteopathy legally authorized to practice medicine by the State in which he/she performs such function. The Physician cannot be you, an Annuitant, a Beneficiary, a Designated Beneficiary, or a member of your, an Annuitant’s, a Beneficiary’s or Designated Beneficiary’s immediate family, including a husband, wife, domestic partner, civil union partner, child, sibling, parent, grandparent, grandchild, cousin, aunt, uncle, niece, nephew and any of their spouses, domestic partners or civil union partners. State for purposes of this provision means each state of the United States of America, as well as the District of Columbia, the Commonwealth of Puerto Rico, the Virgin Islands, Guam and American Samoa.

We reserve the right to obtain, at any time, an additional opinion or an examination of the ill Owner from a Physician that we designate at our expense. Should this opinion differ from that of the ill Owner’s Physician, the opinion of our Physician will prevail.

The Terminal Illness waiver terminates upon the change or addition of an Owner (or if the Owner is a non-natural person and the Annuitant is changed or an additional Annuitant is added), except through continuation of the contract as a surviving spouse.

This provision may vary by state, please see Appendix B (“State Variation Chart”).

The Separate Account

The Separate Account, in which we hold reserves for guarantees we provide under the Contract, is established under Iowa law. The portion of the assets of the separate account equal to the reserves and other contracts liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business we conduct. Contract owners do not participate in the performance of assets held in the Separate Account and do not have any claim on such assets. The Separate Account is not registered under the Investment Company Act of 1940.

We own the assets of the Separate Account, as well as any favorable investment performance on those assets. We are obligated to pay all money we owe under the contract. If the obligation exceeds the assets of the Separate Account, funds will be transferred to the Separate Account from our General Account. We may, as permitted by applicable State law, transfer all assets allocated to the Separate Account to our General Account. We guarantee all benefits relating to your value in the Contract, regardless of whether assets supporting it are held in the Separate Account or our General Account. A Contract owner should look to the financial strength of the Company for its claims-paying ability. Our current plans are to invest assets held in the Separate Account in debt securities, including {corporate bonds, mortgage-backed and asset-backed securities, and government and agency issues} and derivative instruments. We may also invest in interest rate swaps. We, however, are not obligated to invest the assets according to any particular plan, except as we may be required to by applicable State insurance laws.

The General Account

The General Account holds all our assets other than assets in our separate accounts. The General Account assets support the guarantees under the Contract as well as our other general obligations. The General Account is not registered under the Investment Company Act of 1940. The guarantees in this Contract are subject to the

Company’s financial strength and claims-paying ability. The General Account is subject to the regulation and supervision by the Iowa Insurance Department and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to the insurer’s general creditors and the conduct of its routine business activities, such as the payment of salaries, rent and other ordinary business expenses. For more information about the Company’s financial strength, you may review its financial statements and/or check its current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change and have no bearing on the performance of the Segment Options to which you may allocate your Contract Value.

11. Statements

Account Statements will be provided to you periodically, but not less frequently than annually by us, your IRA custodian, or a designated third party.

12. Annuity Phase

When you purchase the Contract, we will set the Annuity Date as of the Contract Anniversary on or first following the later of the Annuitant attaining age 95, or the 10th Contract Anniversary. In the case of Joint Annuitants, the Annuity Date will be set based on the age of the older Joint Annuitant. You may select an earlier Annuity Date, which may be any time after the Contract Date, by Notice provided to us. The revised Annuity Date must be at least 10 days after our receipt of your Notice.

Election of Option

On the Annuity Date, the Contract Value will be applied to provide Annuity Payments to you or a payee you designate in accordance with the applicable Settlement Option elected by the Owner or if no Settlement Option was elected, one of the following two payment provisions will apply:

•	If there is one living Annuitant on the Annuity Date, the Contract Value will be applied to provide annuity payments for the guaranteed period of five years and thereafter for the lifetime of the Annuitant; or

•	If there are two living Joint Annuitants on the Annuity Date, the Contract Value will be applied to provide annuity payments for the guaranteed period of five years or for the joint lifetime of the Joint Annuitants and in an equal amount during the lifetime of the surviving Annuitant.

An election of a Settlement Option must be made in writing by the Owner prior to the Annuity Date and is irrevocable on or after the Annuity Date.

Additionally, the Beneficiary may elect to receive the Death Benefit under one of the Settlement Options described below, subject to the satisfaction of section 72(s) of the Internal Revenue Code, as amended. Any election of a Settlement Option by a Beneficiary must be made in writing and is irrevocable on or after the date payments begin. For purposes of the Settlement Options below, the Beneficiary will be the Annuitant.

A lump sum along with a Settlement Option may be elected. The amount applied under the Settlement Option must be at least $5,000.

Payments made quarterly, semiannually or annually may be elected in lieu of monthly payments. Payments less than $100 will only be made annually.

Settlement Options

No future payments under any option except as provided by law may be assigned or transferred.

Option 1: Life Annuity

Monthly payments will be made during the lifetime of the Annuitant. The monthly payments will cease on the death of the Annuitant. No payments will be due after the death of the Annuitant.

Option 2: Life Annuity with Guaranteed Period

Monthly payments will be made for the guaranteed period elected and thereafter for the lifetime of the Annuitant. The guaranteed periods are 5, 10, 15 or 20 years, or any other period agreed upon in writing by us. After the guaranteed period, monthly payments will cease on the death of the Annuitant, and no payments will be due after the death of the Annuitant. If the Annuitant dies during the guaranteed period, no payments will be due after the guaranteed period.

Option 3: Installment Refund Life Annuity

Monthly payments will be made for the Installment Refund Period and thereafter for the lifetime of the Annuitant. The Installment Refund Period is the period required for the sum of the monthly payments to equal the total amount applied under this option. After the Installment Refund Period, monthly payments will cease on the death of the Annuitant, and no payments will be due after the death of the Annuitant. If the Annuitant dies during the Installment Refund Period, no payments will be due after the Installment Refund Period.

Option 4: Joint and Last Survivor Annuity

Monthly payments will be made for the joint lifetime of two Annuitants and in an equal amount during the remaining lifetime of the survivor. Payments will cease on the death of the last survivor. No payments will be due after the death of the last survivor. Payments may also be made during the lifetime of the survivor in an amount equal to two-thirds or one-half of the payment made during the joint lifetime of the two persons.

Option 5: Fixed Period Annuity

Monthly payments will be made for the fixed period elected. Payments will cease at the end of the fixed period and no further payments will be due. The fixed period that may be elected is any period from 5 to 30 years.

The options described above may not be offered in all states. We may offer other Settlement Options. If your Contract is a Qualified IRA annuity contract or you purchase the Contract through an IRA account, not all options may satisfy Required Minimum Distribution rules. Consult your tax advisor for more information.

Death of Owner on or after the Annuity Date

If any Owner dies on or after the Annuity Date and before the entire interest in the Contract has been distributed, any remaining interest in the Contract will be distributed under the method of distribution being used on the date of death and in the following order based on whomever is still alive: any payee you have named, a surviving Joint Owner, the last surviving Owner’s Beneficiaries, or to the last surviving Owner’s estate if no Beneficiaries have been named or if there are no surviving Beneficiaries. If the death of both Joint Owners occurs simultaneously and no Beneficiaries have been named or if there are no surviving Beneficiaries, the estates of both Joint Owners will be the Beneficiary in equal shares.

13. State Specific Contract Considerations

The Contract and its Endorsements will be issued in accordance with the laws of the state in which it was issued. Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. State specific legal requirements, among other things, may impact the following features:

•	Right to Cancel Period;

•	Issue Age Limitations;

•	Withdrawal Charge Schedule;

•	Annuity Date Provisions;

•	Terminal Illness and Confinement Waivers; and

•	Availability of Certain Features.

This prospectus describes the material rights and obligations of an Owner. It also sets forth the maximum fees and charges for all Contract features and benefits. See the “Fee Tables” section for additional information. Material state variations are disclosed in the attached “Appendix B – State Variation Chart”. You should read and retain your Contract, amendments, and/or endorsements along with a copy of this prospectus.

14. Other Information

Assignment

To the extent allowed by applicable State law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. Unless otherwise restricted by Endorsement, you may request to assign or transfer your rights under the Contract by Notifying us. We will not be bound by an assignment until we acknowledge it. If your Contract is assigned, the assignment will take effect on the date the Notice was signed, subject to any action taken by us before receipt of the Notice. We have no liability under any assignment for our actions or omissions done in good faith. In addition, we shall not be liable for any tax consequences you may incur due to the assignment of your Contract.

Distribution

We offer Contracts on a continuous basis. Contracts are sold by licensed insurance agents (the “Financial Professional”) in those states where the Contract may be lawfully sold. Such Financial Professionals will be registered representatives of unaffiliated broker-dealer firms (the “selling broker-dealers”) registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and who have entered into selling agreements with us.

We and/or our affiliates pay the selling broker-dealers compensation for the promotion and sale of the Contract. The Financial Professionals who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the selling broker-dealers in the form of commissions or other compensation, depending on the agreement between the selling broker-dealer and the Financial Professional. The Financial Professionals are also eligible for various cash benefits, such as bonuses, insurance benefits, and financing arrangements, and non-cash items. Non-cash items include conferences seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items. Sales of the Contracts may help registered representatives qualify for such benefits.

The amount and timing of commissions we pay to selling broker-dealers may vary depending on the selling agreements and the contract sold but is not expected to be more than 8% of the Purchase Payment. We may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.

We also pay compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of ours, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Financial Professionals of the selling broker-dealers. These allowances may be based on a percentage of the Purchase Payment.

In addition to the compensation described above, we may make additional cash payments, in certain circumstances referred to as “override” compensation or reimbursements to selling broker-dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all selling broker-dealers, and the terms of any particular agreement governing the payments may vary among selling broker-dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company’s products on the selling broker-dealers’ preferred or recommended list, increased access to the selling broker-dealers’ registered representatives for purposes of promoting sales of our products, assistance in training and education of the Financial Professionals, and opportunities for us to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular selling broker-dealer’s actual or expected aggregate sales of our index-linked annuity contracts (including the Contract) and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Financial Professional.

A portion of the payments made to selling firms may be passed to their Financial Professionals. Financial Professionals may receive cash and non-cash compensation and other benefits. Ask your Financial Professional for further information about what they and their firm may receive in connection with your purchase of a Contract.

Commissions and other incentives or payments, described above are not charged directly to you. We intend to recoup commission and other expenses through fees and charges deducted under the Contract.

We have entered into a distribution agreement with Athene Securities for the distribution of the Contracts. Athene Securities also may perform various administrative services on our behalf. Athene Securities, a wholly owned subsidiary of Athene Holding Ltd. (Athene), serves as principal underwriter for the Contact. Athene Securities is a registered broker/dealer with the SEC under the 1934 Act, as well as with the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). Athene Securities is not a member of the Securities Investors Protection Corporation. You may contact FINRA by calling 1-800-289-9999 or online at www.finra.org. An investor brochure that includes information describing FINRA is available both online and through the telephone number.

We may fund Athene Securities operating and other expenses, including; overhead; legal and accounting fees; Financial Professional training; compensation for the Athene Securities management team; and other expenses associated with the Contracts. Financial Professionals and their managers are also eligible for various benefits, such as production incentive bonuses, insurance benefits, and non-cash compensation items that we may provide jointly with Athene Securities. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, awards, merchandise and other similar items.

Amendments to the Contract

The Contract may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the Contract may need to be approved by the state insurance departments. The consent of the Owner to an amendment will be obtained to the extent required by applicable law.

Misstatements

If payments made were too large because of a misstatement of age, we may deduct the difference from the next payment or payments with interest. If payments were too small, we may add the difference to the next payment with interest. Any interest payable will be made at the rate equal to 1.00% or as required by applicable law.

Owner Questions

The obligations to the Owner under the Contracts are ours. Please direct your questions and concerns to us at our Administrative Office.

State Regulation

As a life insurance company organized and operated under the laws of the State of Iowa, we are subject to provisions governing life insurers and to regulation by the Iowa Commissioner of Insurance. Our books and accounts are subject to review and examination by the Iowa Division of Insurance.

Evidence of Death, Age, Gender, or Survival

We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Contract provision.

15. Tax Information

This section provides a summary explanation of the tax ramifications of purchasing a contract. More detailed information about product taxation can be obtained in a document, which is available by calling the toll-free telephone number at the back of this prospectus. We do not provide individual tax advice. You should contact your tax advisor to discuss this Contract’s effects on your personal tax situation.

This section provides a summary explanation of the tax ramifications of purchasing a contract. More detailed information about product taxation can be obtained in a document, which is available by calling the toll-free telephone number at the back of this prospectus. We do not provide individual tax advice. You should contact your tax advisor to discuss this Contract’s effects on your personal tax situation.

Tax Status of the Contracts

Tax law imposes several requirements that variable annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money — generally for retirement purposes. If you invest in a variable annuity as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a Qualified Contract. If your annuity is independent of any formal retirement or pension plan, it is termed a Non-Qualified Contract. The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan.

Diversification Requirements. The Internal Revenue Code (Code) requires that the investments of each investment division of the separate account underlying the Contracts be “adequately diversified” in order for the Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that each investment division, through the fund in which it invests, will satisfy these diversification requirements.

Owner Control. In certain circumstances, owners of variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is limited guidance in this area, and some features of our Contracts, such as the flexibility of an owner to allocate premium payments and transfer amounts among the investment divisions of the separate account, have not been explicitly addressed in published rulings. While we believe that the Contracts do not give Owners investment control over separate account assets, we reserve the right to modify the Contracts as necessary to prevent an Owner from being treated as the Owner of the separate account assets supporting the Contract.

Required Distributions. In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of an owner of the Contract. Specifically, section 72(s) requires that (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner’s death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner’s death. These requirements will be considered satisfied as to any portion of an owner’s interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner’s death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner.

The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

Taxation of Non-Qualified Contracts

Non-Natural Person. If a non-natural person (e.g., a corporation or a trust) owns a Non- Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the Contract (generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

Natural Persons. The following discussion generally applies to Contracts owned by natural persons.

Withdrawals. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the account value immediately before the distribution over the Owner’s investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. The account value immediately before a withdrawal may have to be increased by any positive Interest and/or Equity Adjustments that result from a withdrawal. There is, however, no definitive guidance on the proper tax treatment of Interest and/or Equity Adjustments, and you may want to discuss the potential tax consequences of an Interest and Equity Adjustments with your tax adviser. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner’s investment in the Contract.

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the “investment in the contract’’ to the individual’s total account balance or accrued benefit under the retirement plan. The “investment in the contract” generally equals the amount of any non-deductible Purchase Payments paid by or on behalf of any individual. In many cases, the “investment in the contract” under a Qualified Contract can be zero.

Penalty Tax on Certain Withdrawals. In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to ten percent of the amount treated as income. In general, however, there is no penalty on distributions:

•	made on or after the taxpayer reaches age 59 1⁄2;

•	made on or after the death of an Owner;

•	attributable to the taxpayer’s becoming disabled; or

•	made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

Annuity Payments. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

Partial Annuitization. Under a new tax provision enacted in 2010, if part of an annuity contract’s value is applied to an annuity option that provides payments for one or more lives or for a period of at least ten years, those payments may be taxed as annuity payments instead of withdrawals. None of the payment options under the Contract is intended to qualify for this “partial annuitization” treatment and, if you apply only part of the value of the Contract to a payment option, we will treat those payments as withdrawals for tax purposes.

Taxation of Death Benefit Proceeds. Amounts may be distributed from a Contract because of your death or the death of the Annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments.

Transfers, Assignments or Exchanges of a Contract. A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.

Withholding. Annuity distributions are generally subject to withholding for the recipient’s federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

Multiple Contracts. All non-qualified deferred annuity contracts that are issued by us (or our affiliates) to the same owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such owner’s income when a taxable distribution occurs.

Further Information. We believe that the contracts will qualify as annuity contracts for Federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading “Tax Status of the Contracts.”

Taxation of Qualified Contracts

The tax rules applicable to Qualified Contracts vary according to the type of qualified contract and its terms and conditions. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

The Contract is available for purchase as an Individual Retirement Annuity or it may be purchased by an Individual Retirement Account for the benefit of the Underlying IRA Holder.

Individual Retirement Annuities (IRAs), as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of a specified dollar amount for the year or the amount of compensation includible in the individual’s gross income for the year. The contributions may be deductible in whole or in part, depending on the individual’s income. Distributions from certain retirement plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1⁄2, unless an exception applies. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. Beginning in 2015, an individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax. The Owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1⁄2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. Beginning in 2015, an individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Other Tax Issues. Qualified Contracts have minimum distribution rules that govern the timing and amount of distributions. You should refer to your contract, IRA Account or consult a tax advisor for more information about these distribution rules.

Distributions from Qualified Contracts generally are subject to withholding for the Owner’s federal income tax liability. The withholding rate varies according to the type of distribution and the Owner’s tax status. The Owner will be provided the opportunity to elect not have tax withheld from distributions.

Federal Estate, Gift and Generation-Skipping Transfer Taxes

While no attempt is being made to discuss in detail the Federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary who survives the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

Under certain circumstances, the Code may impose a generation-skipping (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.

Medicare Tax

Distributions from non-qualified annuity policies will be considered “investment income” for purposes of the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts. Please consult a tax advisor for more information.

Definition of Spouse under Federal Law

The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit. All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.

Annuity purchases by residents of Puerto Rico

The Internal Revenue Service has announced that income received by residents of Puerto Rico under life insurance or annuity contracts issued by a Puerto Rico branch of a United States life insurance company is U.S.-source income that is generally subject to United States Federal income tax.

Annuity purchases by nonresident aliens and foreign corporations

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, such purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Additional withholding may occur with respect to entity purchasers (including foreign corporations, partnerships, and trusts) that are not U.S. residents. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

1035 Exchanges

Under Section 1035 of the Internal Revenue Code, you are permitted in most circumstances to directly transfer amongst annuities. If the transfer does not qualify as a 1035 exchange, you may be subject to federal income tax which does not preclude the potential for penalties. Both annuities and other tax qualified accounts, including this annuity Contract, may contain early withdrawals provisions and therefore should be examined carefully. Please consult with your Financial Professional to discuss the costs and benefits.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contact and do not intend the above discussion as tax advice.

16. Information about the Company

A. Brief Overview of Company and Ownership structure

Athene Annuity and Life Company, an Iowa stock life insurance company, has its home office address and principal executive office address at 7700 Mills Civic Parkway, West Des Moines, Iowa 50266. The Company was founded in 1896 as Central Life Assurance Company and is licensed to conduct life insurance business in 49 states (excludes New York) and the District of Columbia. Effective October 2, 2013, Athene acquired 100% of the issued and outstanding capital stock of Athene USA Corporation (formerly known as Aviva USA Corporation), an Iowa corporation AUSA, and thereby acquired control of certain of AUSA’s insurance company subsidiaries, including, but not limited to, the Company. Currently, the Company is a direct, wholly owned subsidiary of Athene Annuity & Life Assurance Company which in turn is an indirect, wholly owned subsidiary of Athene, a publicly traded company.

Following is a chart that shows the relationships among Athene, the Company and other material Athene subsidiaries. Each subsidiary is wholly-owned by its immediate parent.

B. Privacy Statement

We pledge to protect your privacy and earn your trust. We respect your right to keep your personal information private and to avoid unwanted sales calls. Please read this to learn how we will handle your personal information.

Types of Information Collected

We collect data about people and property to quote and service insurance policies. Some of this is called “Nonpublic Personal Information.” This generally means data you provide to us; is obtained by us; or that results from your transactions with us. It does not include data available to the public. The types of data we collect may vary by the products or services you request.

These may include:

•	Application Information: This is data we may receive from you on applications or other forms; by phone; and online. It includes, but is not limited to, your name; address; phone number; tax id number; birth date; sex; financial information and medical history.

•	Transaction Information: This is data about your transactions with us; our affiliates; or others. It includes, but is not limited to, your policy selections; Purchase Payment; payment history; policy values; policy start and end dates; agent of record; and interest earned. We may also obtain data about you from other sources when issuing your policy. These may include other policies and consumer reporting agencies. It may also include data used to review and settle claims or complaints, such as agent reports and death certificates.

•	Medical/ Non-Medical Information: This is data we may receive from service providers and database management services and is used to confirm or underwrite Application Information. It includes, but is not limited to, reports of one or more medical conditions or test results reported by companies; paramedical facilities; and medical facilities or providers.

•	Website Information: When you visit any Internet website, including ours, certain data from your computer may be captured. The data we may receive from your computer when you visit our websites includes the referring website you visited before ours; your Internet e-mail address; browser version; and statistics on web traffic and usage patterns. Any websites you visit, including ours, may also store “cookies” on your computer to save user data entered while visiting our websites, and collect technical data, such as your Internet protocol (IP) address; operating system; and session ID.

Parties to Whom We May Disclose Information

Nonpublic Personal Information about you and our past customers may be shared with others as allowed by law. This may include sharing data with third parties that is necessary to effect, administer or enforce your transaction with us, or as needed to service your policy. These parties may include, but are not limited to, independent contractors; insurance support organizations; insurance agents and brokers; health information management providers; third party administrators; reinsurance providers; and courts and government agencies. As required by the Fair Credit Reporting Act, we will not share data we obtain from consumer reporting agencies without your consent. Insurance support organizations may retain your information and provide such information to other parties as allowed by law.

We may also share data with people, affiliates, and companies, as allowed by law, to perform services or functions on our behalf, to market our own products or services, or to financial institutions with whom we have joint marketing agreements. The purpose of this is to inform you of other financial products or services jointly offered, endorsed, or sponsored by us that we believe you may find useful.

Changes or Corrections to Information

You may request a copy of your Nonpublic Personal Information. We will send it to you by mail, or by other method of your choosing. You may request changes of data you believe to be in error. We are under no obligation to make the requested change(s). We will inform you if we do not take the requested action. We will also provide an explanation of why we have not taken the requested action. We will maintain the request and our decision as part of your file. We will make the request, our decision, and any changes made, available to other parties to whom we have made proper disclosure of such data.

Confidentiality & Security

We limit access to Nonpublic Personal Information about you to those employees and other parties who must use that data to provide products or services to you. Their right to further share and use such data is limited by our employee handbook, nondisclosure agreements and the law, where appropriate. We also maintain physical, electronic, and procedural safeguards in compliance with applicable laws and regulations to guard your Nonpublic Personal Information.

C. Reliance on Rule 12h-7

The Company relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of the 1934 from the requirement to file reports pursuant to Section 15(d) of that Act.

D. Legal Proceedings

[To be added by pre-effective amendment.]

E. Directors and Executive Officers

[To be added by pre-effective amendment.]

F. Executive Compensation

[To be added by pre-effective amendment.]

G. Securities Ownership of Certain Beneficial Owners and Management.]

[To be added by pre-effective amendment.]

H. Transactions with Related Persons, Promoters and Certain Control Persons

[To be added by pre-effective amendment.]

I. Select Financial Data

[To be added by pre-effective amendment.]

J. Company Related Risk Factors

[To be added by pre-effective amendment.]

K. Note regarding Forward Looking Statements

[To be added by pre-effective amendment.]

L. Management Discussion and Analysis

[To be added by pre-effective amendment.]

M. Quantitative and Qualitative Risk Factors

[To be added by Pre-effective Amendment.]

N. Financial Statements.

[To be added by pre-effective amendment.]

Appendix A – Segment Interim Value Examples

The following table of inputs is used in Example 10. Additionally, an implied volatility of 24%, index dividend yield of 1.95%, and swap rate of 2.60% are assumed (these values are hypothetical for the purpose of illustrating the calculations and are not intended to reflect available values in the market on any given date). Each example assumes that the Segment Value on the Segment Start Date is $100,000.

	1-Year Buffer Segment Option	2-Year Floor Segment Option	6-Year Buffer Segment Option
Contract Date
Interest Adjustment Index Value	1.00%	1.00%	1.00%
Segment Start Date
Segment Term Period (in Months)	12	24	72
Segment Option Index Value	100	100	100
Participation Rate	100%	100%	100%
Cap Rate	18%	18%	100%
Floor/Buffer Rate	10%	10%	20%
Annual Fee	0.95%	0.95%	0.95%

Example 10
Time Elapsed Since Contract Date	6	6	6
Time Remaining in Segment Term Period	6	18	66
Segment Value (a)	$99,525.00	$99,525.00	$99,525.00
Example 10A: Interest Rates decreased 50bps. Index Value decreased 25%.
Equity Adjustment (b)	($16,428.71)	($7,704.45)	($15,712.91)
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$85,850.27	$94,574.53	$86,566.08
Surrender Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$77,888.27	$86,612.53	$78,604.08
Example 10B: Interest Rates decreased 50bps. Index Value decreased 10%.
Equity Adjustment (b)	($4,774.42)	($3,350.86)	($5,838.21)
Interest Adjustment (c)	$2,753.98	$2,753.98	$2,753.98
Segment Interim Value (a) + (b) + (c) = (d)	$97,504.56	$98,928.12	$96,440.77
Surrender Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$89,542.56	$90,966.12	$88,478.77
Example 10C: No change in Interest Rates or Index Value
Equity Adjustment (b)	$1,512.11	$48.58	$364.48
Interest Adjustment (c)	$0.00	$0.00	$0.00
Segment Interim Value (a) + (b) + (c) = (d)	$101,037.11	$99,573.58	$99,889.48
Surrender Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$93,075.11	$91,611.58	$91,927.48
Example 10D: Interest Rates increased 50bps. Index Value increased 10%.
Equity Adjustment (b)	$6,710.93	$3,374.67	$6,255.01
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$103,569.15	$100,232.90	$103,113.23
Surrender Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$95,607.15	$92,270.90	$95,151.23
Example 10E: Interest Rates increased 50bps. Index Value increased 25%.
Equity Adjustment (b)	$12,175.19	$7,647.97	$14,486.69
Interest Adjustment (c)	($2,666.77)	($2,666.77)	($2,666.77)
Segment Interim Value (a) + (b) + (c) = (d)	$109,033.42	$104,506.20	$111,344.92
Surrender Charge (e)	($7,962.00)	($7,962.00)	($7,962.00)
Cash Surrender Value (d) + (e)	$101,071.42	$96,544.20	$103,382.92

A-1

Example 11 below shows how the Equity Adjustment Factor would be determined for a hypothetical Performance Blend Segment Option after the value of the derivative instruments have been determined for each Index.

Example 11	On Segment Start Date	On Day Segment Interim Value is Calculated
Value of Derivative Instruments on S&P 500 Index[1]	11.15%	11.55%
Value of Derivative Instruments on Russell 2000 Index[1]	11.30%	11.65%
Value of Derivative Instruments on MSCI EAFE Index[1]	11.45%	11.50%
Weighted Value of Derivative Instruments on S&P 500 Index	2.23%[2]	3.47%[3]
Weighted Value of Derivative Instruments on Russell 2000 Index	3.39%	5.83%
Weighted Value of Derivative Instruments on MSCI EAFE Index	5.73%	2.30%
Aggregate Value of Derivative Instruments	11.35%[4]	11.59%
Equity Adjustment Factor	0.00%	0.25%[5]

(1)	Value of the derivative instruments as a percent of the Segment Start Date Index Price for each index
(2)	Value of the derivative instruments on the S&P 500 multiplied by 20%, as the S&P 500 had the lowest value of derivative instruments for the three indices on the Segment Start Date
(3)	Value of the derivative instruments on the S&P 500 multiplied by 30%, as the S&P 500 had the second highest value of derivative instruments for the three indices on the day the Segment Interim Value is calculated
(4)	Sum of the weighted values of derivative instruments for all three indices (2.23% + 3.39% + 5.73%)
(5)	Difference between the aggregate value of derivative instruments on the day the Segment Interim Value is Calculated and the aggregate value of derivative instruments on the Segment Start Date (11.59% - 11.35%)

A-2

Appendix B – State Variation Chart

State	Athene® Amplify	Section of Contract where variation is found	IRA Endorsement	Roth Endorsement
AK
AL
AR
AZ
CA
CO
CT
DC
DE
FL
GA
HI
IA
ID
IL
IN
KS
KY
LA
MA
MD
ME
MI
MN
MO

B-1

State	Athene® Amplify	Section of Contract where variation is found	IRA Endorsement	Roth Endorsement
MS
MT
NC
ND
NE
NH
NJ
NM
NV
OH
OK
OR
PA
RI
SC
SD
TN
TX
UT
VA
VT
WA
WI
WV
WY

B-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows (except for the Securities and Exchange Commission Filing Fee, all amounts shown are estimates):

Securities and Exchange Commission Registration Fees	[$	XX	][1]
Printing and engraving		$3,500
Accounting fees and expenses		$100,000
Legal fees and expenses		$250,000

Total Expenses (approximate)	[$		]

[1]	SEC Registration Fees may be added by pre-effective amendment.

Item 14.	Indemnification

Section 490.202 of the Iowa Business Corporation Act (the “IBCA” or the “Act”), provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the Company or the shareholders, (3) a violation of Section 490.833 of the IBCA or (4) an intentional violation of criminal law.

Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors who may be party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in the best interests of the corporation, if the director was acting in an official capacity, and in all other cases that the individual’s conduct was at least not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful or the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above or (ii) in connection with any proceedings with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity.

In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA. Article XI.1 of the Bylaws of the Company provides for indemnification of Company directors, officers, employees, and agents against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition actually and reasonably incurred.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because such person is a director if the director delivers the following to the corporation: (1) a written affirmation that the director has met the standard of conduct described above or that the proceeding involved conduct for which liability has been eliminated under the corporation’s articles of incorporation and (2) the director’s written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 490.852 of the IBCA and it is ultimately determined that the director has not met the standard of conduct described above. Article XI.4 of the Bylaws of the Company provides for advancement of expenses actually incurred in advance of the final disposition of a proceeding within twenty calendar days after the receipt of the Company of a statement from the indemnified party requesting such advance and reasonably evidencing the expenses incurred.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because such person is an officer, to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation or bylaws, a resolution of the board of directors or by contract, except liability for (1) a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding and (2) conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act taken or a failure to take action solely as an officer. Article XI of the Bylaws of the Company apply equally to directors and officers of the Company as well as to employees and agents of the Company.

Article X of the Amended and Restated Articles of Incorporation of Athene Annuity and Life Company provides:

“A director of the Company shall not be personally liable to the Company or its shareholder for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Company or the shareholders; (3) a violation of Section 833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extend permitted by law. Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Company with respect to any state of facts existing at or prior to the time of such repeal or modification.”

The Amended and Restated Bylaws of Athene Annuity and Life Company (effective March 3, 2014) provide:

In Article XI.1 that “To the fullest extent permitted by applicable law as then in effect, the Corporation (a) shall indemnify any person (the Indemnitee) who is or was involved in any manner (including without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a Proceeding) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee, agent, trustee, plan administrator or plan fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including without limitation, any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition actually and reasonably incurred by the Indemnitee in connection with such Proceeding, and (b) shall indemnify each Indemnitee against all expenses (including attorneys’ fees actually and reasonably incurred by the Indemnitee in seeking to enforce its rights under this Article XI (by means of legal action or otherwise). Absent a court order to indemnify, the Corporation’s obligation for indemnification stated above is contingent upon satisfaction by the Indemnitee of the applicable indemnification standards required by the Act;” and

In Article XI.4 “In furtherance and not in limitation of the foregoing provisions, all expenses (including attorneys’ fees) actually incurred by or on behalf of an Indemnitee in advance of the final disposition of a Proceeding shall be advanced to the Indemnitee by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee. The Corporation’s obligation to pay expenses pursuant to this Section shall be contingent upon the Indemnitee providing any undertaking required by the Act.”

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

1	Form of Underwriting Agreement will be filed by pre-effective amendment.
2	Not applicable.
3.1	Amended and Restated Articles of Incorporation of Athene Annuity and Life Company (filed herewith).
3.2	Amended and Restated By-laws of Athene Annuity and Life Company (effective March 3, 2014) (filed herewith).
4.1	Form of Contract of Single Purchase Payment Index-Linked Deferred Annuity Contract (filed herewith).
4.2	Form of Application for Athene Amplify®Single Purchase Payment Index-Linked Deferred Annuity Contract (filed herewith).
5	Opinion Re Legality will be filed by pre-effective amendment.
6	Not applicable.
7	Not applicable.
8	Not applicable.
9	Not applicable.
10	Material Contract(s) will be filed by pre-effective amendment.
11	Not applicable.
12	Not applicable.
13	Not applicable.

14	Not applicable.
15	Not applicable.
16	Not applicable.
17	Not applicable.
18	Not applicable.
19	Not applicable.
20	Not applicable.
21	Subsidiaries of Registrant will be filed by pre-effective amendment
22	Not applicable.
23.1	Consent of Eversheds Sutherland (US) LLP will be filed by pre-effective amendment.
23.2	Consent of [Accountants] will be filed by pre-effective amendment.
24	Powers of Attorney for Directors (filed herewith).
25	Not applicable.
26	Not applicable.

(b)	Financial Statement Schedules [will be included in Part I of this registration statement by pre-effective amendment.]

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) In so far as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on the 8th day of June, 2018.

Athene Annuity and Life Company (Registrant)

By:	/s/ Grant Kvalheim
Grant Kvalheim President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Belardi James R. Belardi	Chief Executive Officer and Director	June 8, 2018

/s/ Grant Kvalheim Grant Kvalheim	President and Director	June 8, 2018

/s/ Erin C. Kuhl Erin C. Kuhl	Vice President, Controller and Treasurer	June 8, 2018

/s/ Martin P. Klein Martin P. Klein	Director	June 8, 2018

/s/ Christopher R. Welp Christopher R. Welp	Executive Vice President, Insurance Operations and Director	June 8, 2018

/s/ Frank Sabatini Frank Sabatini*	Director	June 8, 2018

/s/ Hope Taitz Hope Taitz*	Director	June 8, 2018

/s/ Larry Ruisi Larry Ruisi*	Director	June 8, 2018

/s/ Blaine Doerrfeld Blaine Doerrfeld	*Attorney-in-Fact pursuant to Power of Attorney	June 8, 2018